UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Nabors Industries Ltd.

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Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Notice of 2010 Annual General Meeting of Shareholders
Nabors Industries Ltd.
Tuesday, June 1, 2010, 11:00 a.m. CDT
Hilton Houston North
12400 Greenspoint Drive
Houston, Texas

April 30, 2010

Fellow shareholder:

We cordially invite you to attend Nabors Industries Ltd.’s 2010 annual general meeting of shareholders to:

1.	Elect two directors, each for a three-year term;

2.	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2010 and authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration;

3.	Consider four shareholder proposals, if properly presented by the shareholder proponents; and

4.	Transact such other business as may properly come before the meeting.

Further information regarding the meeting and the above proposals is set forth in the accompanying proxy statement. You are entitled to vote at the meeting if you were a shareholder at the close of business on April 2, 2010. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

The Company’s financial statements will also be presented at the meeting.

We hope you will read the proxy statement and submit your proxy. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

Sincerely yours,

Eugene M. Isenberg
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by telephone or internet, or by mailing the enclosed proxy card. Your internet or telephone designation authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please review the instructions in the proxy statement and on your proxy card regarding each of these options.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 1, 2010:

Our Proxy Statement and our 2009 Annual Report are available at www.edocumentview.com/NBR.

2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ITEM 1 ELECTION OF DIRECTORS
OTHER EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
NONEMPLOYEE DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2009 SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2009
2009 NONQUALIFIED DEFERRED COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ITEM 2 APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION
ITEM 3 SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 3
ITEM 4 SHAREHOLDER PROPOSAL REGARDING AN ADVISORY RESOLUTION TO RATIFY THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 4
ITEM 5 SHAREHOLDER PROPOSAL TO ADOPT A BYE-LAW PROVIDING THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5
ITEM 6 SHAREHOLDER PROPOSAL TO REQUIRE ALL DIRECTORS TO STAND FOR ELECTION ANNUALLY
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6
CODE OF ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER MATTERS
SHAREHOLDER PROPOSALS
OTHER MATTERS

NABORS INDUSTRIES LTD.
Mintflower Place
8 Par-La-Ville Road
Ground Floor
Hamilton, HM 08 Bermuda

Proxy Statement

2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 1, 2010

We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2010 annual general meeting of shareholders (the “meeting”). We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about May 3, 2010. In this proxy statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. Where the context requires, these references also include our subsidiaries and predecessors.

Annual General Meeting Information

Date and location of the annual general meeting.  We will hold the meeting at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m. Central Daylight Time on Tuesday, June 1, 2010, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of the Company’s website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

Admission to the annual general meeting.  Only record or beneficial owners of Nabors common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, copies of which are available on our website and will be distributed upon entrance to the meeting.

Voting Information

Record date and quorum.  The record date for the meeting is April 2, 2010. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter voted on at the meeting. On the record date, 314,431,403 common shares of Nabors were outstanding. A majority of the shares outstanding on the record date present, in person or by proxy, constitutes a quorum to transact business at the meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name.  You may vote at the meeting by telephone or internet, or by completing, signing and returning the enclosed proxy card. A properly submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation unless they lack the discretionary authority to do so as discussed below.

Submitting voting instructions for shares held in street name.  If you hold your shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares under the following circumstances:

•	Discretionary items. The approval and appointment of Nabors’ independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•	Nondiscretionary items. The election of directors and consideration of shareholder proposals are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners on these proposals, NYSE member brokers may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter at the meeting (“broker nonvotes”). Accordingly, broker nonvotes will not be counted in determining the outcome of the vote on any nondiscretionary matter at the meeting. Broker nonvote shares will, however, be counted for purposes of establishing a quorum.

Revoking your proxy.  You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

Votes required to elect directors and to adopt other proposals.  Directors are elected by a plurality of the votes cast. The approval and appointment of PricewaterhouseCoopers LLP and authorization for the Audit Committee to set the auditor’s remuneration, and each of the shareholder proposals, requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote thereon.

Withholding your vote or voting to “abstain”.  You may withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote and will have no effect on the outcome. On the other proposals, you may vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the meeting for purposes of that proposal, and your vote will have the effect of a vote against the proposal.

ITEM 1
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members and is divided into three classes. The members of each class are elected to serve a three-year term, with the term of office for each class ending in consecutive years. John V. Lombardi and James L. Payne are the current Class I directors who have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, for re-election to the Board to serve until the 2013 annual general meeting or until their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected. We do not anticipate that the nominees will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

In identifying and recommending nominees for director, the Governance and Nominating Committee places primary emphasis on the following criteria:

•	Reputation, integrity and (for nonmanagement directors) independence;

•	Judgment, age and diversity of viewpoints, backgrounds and experiences;

•	Business or other relevant experience;

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board of Directors will result in an effective board that is responsive to the needs of the Company; and

•	For current directors, the director’s history of attendance at Board and committee meetings, the director’s preparation for and participation in and contributions to the effectiveness of those meetings.

These criteria include those set forth in our Board Guidelines on Significant Corporate Governance Issues (“Governance Guidelines”), which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

The Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. The Governance and Nominating Committee may in its discretion engage outside consultants to help in identifying candidates. During the past year, the Governance and Nominating Committee recommended that the Board add Dr. Lombardi as a director to fill a vacancy created by a resignation during 2008. Dr. Lombardi’s name was provided to the committee by Mr. Isenberg, who had become acquainted with Dr. Lombardi’s expertise and acumen during Dr. Lombardi’s tenure as Chancellor at the University of Massachusetts Amherst. After a review of Dr. Lombardi’s qualifications and a series of interviews, the Board approved his appointment as a Class I Director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. LOMBARDI AND PAYNE AS CLASS I DIRECTORS FOR A TERM ENDING AT THE 2013 ANNUAL GENERAL MEETING.

CLASS I

Nominees for election for a three-year term ending in 2013

Name	Age	Position with Nabors, Business Experience and Qualifications

John V. Lombardi	67
Director since 2009. President and Professor of History of Louisiana State University System since 2007.

Dr. Lombardi was Chancellor and Professor of History of the University of Massachusetts Amherst from 2002 until 2007. Prior to that, he served in various capacities, including President, Director of The Center for Measuring University Performance, and Professor of History, at the University of Florida from 1990 to 2002; as Provost, Vice President for Academic Affairs, and Professor of History at The Johns Hopkins University from 1987 to 1990; and in various capacities, including Dean of the College of Arts and Sciences, Dean of International Programs, Director of the Latin American Studies Program, and Professor of History, at Indiana University from 1967 to 1987, where in addition he taught a course on international business. Dr. Lombardi serves on the Advisory Board of the Jay I. Kislak Foundation, Inc. He previously served on the Board of Directors of the Economic Development Council of Western Massachusetts, where he also served on the Executive Committee, and on the Executive Strategic Council of IMS Global Learning Consortium. Dr. Lombardi has authored or co-authored numerous books and articles on a wide variety of topics, including measuring university performance, Latin American history and international business.

Dr. Lombardi’s experience in the functional role of chief executive officer and other leadership positions in four of the most prominent public institutions in the United States over a period of four decades, combined with his Latin American expertise, were the primary factors considered by the Board in appointing him to the Board and nominating him for election by the shareholders. Other factors included Dr. Lombardi’s financial expertise in such diverse areas as budgeting, forecasting, risk management and executive compensation.

Name	Age	Position with Nabors, Business Experience and Qualifications

James L. Payne	73
Director since 1999. Chairman and Chief Executive Officer of Shona Energy Company, Inc. since 2005.

Mr. Payne was Chairman, Chief Executive Officer and President of Nuevo Energy Company (a company engaged in the acquisition, production and exploration of oil and natural gas properties) from 2001 until 2004 when the company merged with Plains Exploration and Production Company. He retired as Vice Chairman of Devon Corp. (a leading independent natural gas and oil exploration and production company) in 2001. Prior to the merger between Devon Corp. and Santa Fe Snyder Company (an independent natural gas and oil exploration and production company) in 2000, he had served as Chairman and Chief Executive Officer of Santa Fe Snyder Company. He was Chairman and Chief Executive Officer of Santa Fe Energy Company from 1990 to 1999 when it merged with Snyder Oil Company. Mr. Payne also serves as a Director of Baker Hughes Incorporated and Global Industries, Ltd. He was a Director of Pool Energy Services Co. from 1993 until its acquisition by Nabors in 1999 and of BJ Services Company from 1999 until its merger with Baker Hughes in April 2010. Mr. Payne is a graduate of the Colorado School of Mines, where he was named a Distinguished Achievement Medalist in 1993. He holds an MBA degree from Golden Gate University and has completed the Stanford Executive Program.

Mr. Payne’s decades of experience in the oil and gas industry, particularly in executive management and director roles, provide valuable insight in areas such as corporate governance, executive and director compensation, risk oversight and safety initiatives. His industry knowledge and relationships, as well as his operational and financial acumen, derived from his experiences with both startup and well established companies, provide valuable resources to the Board.

CLASS II

Directors Continuing in Office — Terms Expiring in 2011

Name	Age	Position with Nabors, Business Experience and Qualifications

Anthony G. Petrello	55	Director, President and Chief Operating Officer of Nabors since 1991; Deputy Chairman since 2003.

From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where his practice focused on international arbitration, taxation and general corporate law. He served as Managing Partner of the firm’s New York office from 1986 until his resignation in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University.

		In addition to his operating functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our rapidly changing competitive environment.

Myron M. Sheinfeld	80	Director since 1988. Counsel with the law firm of King & Spalding LLP since 2007.

		From 2001 until 2007, Mr. Sheinfeld was Senior Counsel to the law firm Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1970 until 2001 he held various positions in the law firm Sheinfeld, Maley & Kay P.C., where he earned a reputation as one of the country’s preeminent bankruptcy practitioners and scholars. Mr. Sheinfeld was an adjunct professor of bankruptcy and reorganization law at the University of Texas School of Law from 1975 to 1991 and is a contributing author to numerous legal and business publications,

Name	Age	Position with Nabors, Business Experience and Qualifications and a contributor, member of the Board of Editors, co-editor and co-author of Collier on Bankruptcy, and a co- author of Collier on Bankruptcy Tax for Lexis-Nexis and Matthew Bender & Co., Inc. He is former President, a current Director and a member of The Tri Cities Chapter of the National Association of Corporate Directors. He is a member of the National Bankruptcy Conference, former Chair of the ABA Standing Committee on Specialization and former Chair of the Texas Board of Legal Specialization.

		Mr. Sheinfeld brings decades of experience dealing with complex capital and debt structures, forensic accounting issues and risk management concerns to our Board. His extensive experience with the financial concerns of businesses in our industry provides valuable perspective to the Board and the Audit Committee as the Company has faced challenges presented by its growth, legislative and regulatory changes, an evolving governance climate and sometimes volatile market conditions.

Martin J. Whitman	85	Director since 1991; Lead Director since 2003. Chairman and Trustee of Third Avenue Trust since 1990.

Mr. Whitman was Chief Executive Officer until 2002 and a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy and insurance businesses) until 2004 (Chairman of the Board until 1999); Chief Executive Officer of Third Avenue Trust from 1990 to 2003; Co-Chief Investment Officer of Third Avenue Management LLC and its predecessor (the adviser to Third Avenue Trust) from 2003 to 2009 and Chief Investment Officer of Third Avenue Management LLC and its predecessor from 1991 to 2003; Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and Director of Stewart Information Services Corp. (a title insurance and real estate company) from 2000 until 2001. Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to 2008 and is currently an Adjunct Professor in Finance at Syracuse University. He was an Adjunct Professor at the Columbia University Graduate School of Business in 2001. Mr. Whitman is co-author of The Aggressive Conservative Investor; of Distress Investing: Principles and Technique; and author of Value Investing: A Balanced Approach.

		Mr. Whitman brings a wealth of experience in capital and investment management to the Board. His financial expertise and experience in the areas of risk management and strategic planning provide the basis for the extraordinary leadership and critical independent oversight Mr. Whitman brings to the role of Lead Director.

CLASS III

Directors Continuing in Office — Terms Expiring 2012

Name	Age	Position with Nabors, Business Experience and Qualifications

Eugene M. Isenberg	80	Chairman of the Board and Chief Executive Officer of Nabors since 1987.

		Mr. Isenberg served as a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy and insurance businesses) until 2004. He served as a Governor of the National Association of Securities Dealers (NASD) from 1998 to 2006 and the American Stock Exchange (AMEX) until 2005. He has served as a member of the National Petroleum Council since 2000. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal shareholder of Genimar, Inc. (a steel trading and building products manufacturing company), which was sold in 1982. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with

Name	Age	Position with Nabors, Business Experience and Qualifications

Exxon Corporation. Mr. Isenberg also serves as President of the University of Massachusetts Amherst Foundation.

Mr. Isenberg’s decades of executive experience in the energy and manufacturing industries, and particularly his knowledge of the capital markets, has enabled him to guide the Company through the challenging economic and industry conditions of the past few years. Mr. Isenberg’s strategic combination of debt and equity financing has enabled the Company to execute well-timed acquisitions, technological development and organic growth to become the industry leader that it is today.

William T. Comfort	72	Director since 2008. Mr. Comfort is Chairman of Citigroup Venture Capital and has been with Citigroup Venture Capital since 1979. Mr. Comfort is also Managing Partner & Chairman of the Investment Committee of Court Square Capital Partners, Chairman of Oracle Financial Services Software (OFSS-India) and a Director of Deutsche Annington (DAIG-Germany). He also serves on the boards of The John A. Hartford Foundation and NYU Law School Foundation.

Mr. Comfort’s decades of financial experience and successful capital management provide the basis for strong guidance and oversight of the Company’s approaches to financial analysis, risk management, strategic planning and all areas of operations.

OTHER EXECUTIVE OFFICERS

R. Clark Wood	37	Principal Accounting Officer and Principal Financial Officer of Nabors Industries Ltd. since March 2009; Controller of Nabors Corporate Services, Inc. since 2007; Assistant Controller of Nabors Corporate Services, Inc. from 2003 through 2007. Prior to joining Nabors, Mr. Wood worked for seven years at Arthur Andersen LLP and KPMG LLP and rose to the rank of Senior Audit Manager. Mr. Wood obtained a Masters in Professional Accounting from the University of Texas at Austin.

Mark D. Andrews	37	Corporate Secretary of Nabors since 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company beginning in 2000. Mr. Andrews was employed by Pricewaterhouse Coopers LLP from 1996 to 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Accountant and a CFA charterholder.

CORPORATE GOVERNANCE

The Board of Directors met four times during 2009. Each of our incumbent directors attended 100% of the aggregate meetings of the Board and committees on which he served during 2009. The Board has six committees: Audit, Compensation, Governance and Nominating, Risk Oversight, Technical and Safety, and Executive. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. All committees report their activities to the Board. The charters of each of our Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Oversight Committee are available on our website at www.nabors.com.  Copies of the respective charters are available in print without charge to any shareholder who requests a copy; please direct any requests to the Corporate Secretary and deliver them in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

Committee	Current Members	Primary Responsibilities	No. of Meetings

Audit(1)	Myron M. Sheinfeld (Chair) John V. Lombardi Martin J. Whitman	• Oversees the integrity of our consolidated financial statements, system of internal controls, financial risk management, and compliance with legal and regulatory requirements.	4(2)
• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.
• Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.
• After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.
Compensation(1)	John V. Lombardi (Chair) William T. Comfort James L. Payne Myron M. Sheinfeld Martin J. Whitman	• Reviews and approves the compensation of our executive officers and other senior leaders. • Oversees the administration of our equity-based compensation plans.	4(3)

Executive	Eugene M. Isenberg (Chair) Anthony G. Petrello Martin J. Whitman	• As necessary between meetings of the Board, exercises all power and authority of the Board in overseeing the management of the business and affairs of the Company.	0(4)
Governance and Nominating(1)	James L. Payne (Chair) William T. Comfort John V. Lombardi Myron M. Sheinfeld Martin J. Whitman	• Identifies and recommends candidates for election to the Board. • Establishes procedures for the committee’s oversight of the evaluation of the Board.	4

Committee	Current Members	Primary Responsibilities	No. of Meetings

		• Recommends director compensation.
		• Reviews annually our corporate governance policies.
		• Reviews and approves any related-party transactions involving directors and executive officers.
Risk Oversight(5)	Martin J. Whitman (Chair) William T. Comfort John V. Lombardi James L. Payne Myron M. Sheinfeld	• Monitors management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business.	0
		• Reviews the integrity of the Company’s systems of operational controls regarding legal and regulatory compliance.
		• Reviews the Company’s processes for managing and mitigating operational risk.
Technical and Safety(1)	William T. Comfort (Chair) John V. Lombardi James L. Payne Anthony G. Petrello	• Monitors the Company’s compliance with health, safety and environmental standards. • Reviews the Company’s safety performance. • Reviews the Company’s strategic technology position.	2

(1)	Dr. Lombardi joined each of the Audit, Compensation, Governance and Nominating and Technical and Safety Committees upon his appointment to the Board on April 23, 2009. Mr. Schmidt concluded service on each of those committees on June 30, 2009.

(2)	In addition to its formal meetings, the Audit Committee conducted telephonic information sessions in connection with the Company’s quarterly earnings releases and other matters.

(3)	In addition to its formal meetings, the Compensation Committee convened by telephone on numerous occasions and once in person to discuss executive employment agreements.

(4)	The Executive Committee did not meet formally during 2009, but took action on one occasion by written consent.

(5)	The Risk Oversight Committee was established in February 2010.

Mr. Whitman serves as our Lead Director. In that role, his primary responsibility is to preside over executive sessions of the nonemployee directors and to call meetings of the nonemployee directors as desirable. The Lead Director also chairs the Risk Oversight Committee and certain portions of Board meetings, serves as liaison between the Chairman of the Board and the nonemployee directors, and develops and approves, together with the Chairman, the agenda for Board meetings. The Lead Director also performs other duties the Board delegates from time to time to assist the Board in fulfilling its responsibilities. Mr. Isenberg continues in the roles of Chairman and CEO, positions he has held since he brought the Company out of bankruptcy and which are specified in his employment agreement. The Board believes Mr. Isenberg serving as both Chairman and CEO and Mr. Whitman serving as Lead Director provides the most effective leadership structure for the Company at the present time.

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of the members of the Board and its committees and reports its findings to the full Board. Five of our seven directors are nonemployee directors (all except Messrs. Isenberg and Petrello). As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the definition of “independent” contained in the NYSE listing rules. Those standards are set forth in our Governance Guidelines available on our website at www.nabors.com.

The Board has affirmatively determined that each of our nonemployee directors meets these standards and is independent. Other than the transactions, relationships and arrangements described in the section entitled “Certain Relationships and Related-Party Transactions”, there were no other transactions, relationships, or arrangements considered by the Board in determining that a director was independent.

The Board has determined that Mr. Whitman is an “audit committee financial expert” as defined under the current rules of the Securities and Exchange Commission (“SEC”). In addition, each of our directors holds a Certificate of Director Education from the National Association of Corporate Directors.

Nominations for Directors

The Governance and Nominating Committee recommends director candidates to the full Board after receiving input from all directors. The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have specific, minimum qualifications or requirements that nominees must meet. The Committee is guided by the following basic selection criteria for all nominees: independence, highest character and integrity, experience, reputation and sufficient time to devote to Board matters. The Committee also gives consideration to diversity of viewpoints and experience, age, international background and experience, and specialized expertise in the context of the needs of the Board as a whole. From a diversity standpoint, the Committee places particular emphasis on identifying candidates whose experiences and talents complement and augment those of other Board members with respect to current and anticipated matters of importance to the Company. The Committee attempts to balance the composition of the Board to promote comprehensive consideration of issues. For example, the widely varying levels of industry experience among Board members reflect the Committee’s strategy of balancing extensive industry knowledge with relevant experience in other forms of business. The Committee has the authority to engage consultants, including retained search firms to help identify new director candidates. The policy adopted by the Committee provides that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. Shareholders who wish to submit a candidate for director for consideration by the Governance and Nominating Committee for election at our 2011 annual general meeting of shareholders may do so by submitting in writing the candidate’s name, together with the information described on our website at www.nabors.com. Submissions to the Board of Directors should be delivered in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, prior to January 3, 2011.

Shareholder and Interested Parties Communications with the Board

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address shown on the cover of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com. The Company encourages directors to attend the annual general meeting of shareholders. Three directors attended the 2009 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors, each of whom is independent, meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present. The Lead Director presides over these executive sessions.

NONEMPLOYEE DIRECTOR COMPENSATION

We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. Nabors compensates its nonemployee directors through a combination of an annual retainer and equity incentive awards. Directors typically also receive an equity incentive grant upon initial appointment or election to the Board. In February 2009, the Board approved for each director an annual retainer of $50,000; for the Chairman of each committee, an additional retainer of $50,000 (except in the case of the Chairman of the Audit Committee, whose additional retainer was $100,000); and for the Lead Director, an annual retainer of $50,000 for service in this capacity. No additional amounts are paid for attendance at Board or committee meetings. The cash component of director compensation is paid on a pro rata basis at the end of each quarter. In July 2009, commensurate with salary reductions made throughout the Company, the Board reduced by 10% the cash component of its compensation for the remainder of 2009. Messrs. Comfort and Whitman agreed at that time to forego all cash compensation for the remainder of the year. The Board also approved in July 2009 a policy to allow each director to receive, in lieu of any quarterly cash payment, immediately vested stock options valued at the amount of the payment.

Nabors issues equity incentives to its nonemployee directors to align their interests with those of its other shareholders. Awards are made pursuant to equity incentive plans adopted from time to time. During 2006, 2007 and 2009, the Governance and Nominating Committee retained Towers Perrin to conduct a competitive assessment of our nonemployee director compensation program. As a result of these reviews, the Board agreed in March 2006 to reduce the equity component of nonemployee director compensation 25%, from an annual award of 20,000 shares of restricted stock to an annual award of 15,000 shares of restricted stock. The Board agreed in February 2007 to further reduce the equity component of nonemployee director compensation 20%, to an annual award of 12,000 shares of restricted stock. The Board believes that its practice of awarding directors a predetermined number of shares, rather than a predetermined equity value, better aligns directors’ interests with those of our other shareholders. The result is fluctuating compensation values, which rise when our stock price is higher and decline when our stock price is lower, as evidenced in the following table. Each director received an award of 12,000 restricted shares in February 2009, except Dr. Lombardi who received a grant of 24,000 restricted shares upon his appointment to the Board in April. Dr. Lombardi’s award appears more than three times as valuable as the annual grants made to our other directors because of the significant share price appreciation between the two award dates. Overall director compensation relative to a peer group also fluctuates to the extent other directors in that peer group receive equity of a predetermined value. The Board considers those fluctuations in deciding whether to follow past practice with respect to equity grants.

The following table sets forth information concerning total director compensation during the 2009 fiscal year for each nonemployee director.

2009 Director Compensation Table

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards ($)	Awards	Compensation	Earnings	Compensation	Total
Name(4)	($)	(1)(2)	($)(3)	($)	($)	($)	($)

William T. Comfort	25,000	118,440	0	0	0	0	143,440
John V. Lombardi	12,500	369,840	45,000	0	0	0	427,340
James L. Payne	95,000	118,440	0	0	0	0	213,440
Hans W. Schmidt	50,000	118,440	0	0	0	0	168,440
Myron M. Sheinfeld	142,500	118,440	0	0	0	0	260,940
Martin J. Whitman	75,000	118,440	0	0	0	0	193,440

(1)	The amounts shown in the “Stock Awards” column reflect the grant date fair value of restricted stock awards. On February 25, 2009, each nonemployee director then on the Board received a restricted stock award of 12,000 shares scheduled to vest over three years. Dr. Lombardi received a restricted stock award of 24,000 shares on April 23, 2009. The grant date fair value of the restricted stock award is based on Nabors’ closing stock price on the grant date, which was $9.87 on February 25, 2009 and $15.41 on April 23, 2009.

(2)	As of December 31, 2009, the aggregate numbers of restricted stock awards outstanding were: Mr. Comfort — 28,000 shares; Dr. Lombardi — 24,000 shares; Mr. Payne — 24,000 shares; Mr. Schmidt — 24,000 shares; Mr. Sheinfeld — 24,000 shares and Mr. Whitman — 24,000 shares.

(3)	The amount shown in the “Option Awards” column reflects the grant date fair value of the stock option awards. No stock option awards were granted to nonemployee directors during 2009, except to Dr Lombardi, who voluntarily agreed to receive stock options in lieu of the quarterly cash payments he would otherwise have received as a Nabors director. As of December 31, 2009, the aggregate numbers of stock options outstanding were: Dr. Lombardi — 6,528; Mr. Payne — 80,000; Mr. Schmidt — 300,000; Mr. Sheinfeld — 280,000 and Mr. Whitman — 265,000.

(4)	Messrs. Isenberg and Petrello, who are employees of the Company, are not included in this table. Their compensation is discussed in our Compensation Discussion and Analysis section beginning on page 15 and is included in the Summary Compensation Table beginning on page 25.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stock ownership of directors and executive officers.  We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with those of other shareholders. Ownership of Company stock ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The following table sets forth the beneficial ownership of common stock, as of April 2, 2010, by each of our current directors and named executive officers, and by all our current directors and executive officers as a group:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner(1)	Number of Shares	Total(2)

Directors
William T. Comfort(2)	148,000	*
Eugene M. Isenberg(2)(3)	23,161,540	7.03%
John V. Lombardi(2)	42,528	*
James L. Payne(2)	171,100	*
Anthony G. Petrello(2)	11,731,123	3.60%
Myron M. Sheinfeld(2)(4)	376,334	*
Martin J. Whitman(2)(5)	11,721,038	3.72%
Other Named Executive Officers
Mark D. Andrews(2)	3,794	*
R. Clark Wood(2)	22,081	*
All Directors/Executive Officers as a group (9 persons)(2)-(5)	47,377,538	14.00%

*	Less than 1%

(1)	The address of each of the directors and officers listed is in care of Nabors Industries Ltd. at the address shown on the cover page of this proxy statement.

(2)	As of April 2, 2010, Nabors had 314,431,403 shares outstanding and entitled to vote. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 2, 2010. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder.

The number of common shares underlying fully vested stock options, or those vesting within 60 days, included in the table are as follows: Mr. Andrews — 915; Mr. Isenberg — 15,216,666; Dr. Lombardi — 6,528; Mr. Payne — 80,000; Mr. Petrello — 8,183,487; Mr. Sheinfeld — 280,000; Mr. Whitman — 265,000; Mr. Wood — 12,927; and all directors and named executive officers as a group — 24,045,523.

(3)	The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Included in the table are 772 shares owned directly or held in trust by Mr. Isenberg’s spouse. Mr. Isenberg disclaims beneficial ownership of those shares.

(4)	The shares listed for Mr. Sheinfeld include 584 shares owned directly by Mr. Sheinfeld’s spouse. Mr. Sheinfeld disclaims beneficial ownership of those shares.

(5)	The shares listed for Mr. Whitman include 193,038 common shares owned by M.J. Whitman & Co., Inc. and 11,090,000 common shares owned by Third Avenue Value Fund. Mr. Whitman is a majority shareholder in M.J. Whitman & Co., Inc., and he has sole voting and dispositive power with respect to shares owned by M.J. Whitman & Co. Mr. Whitman is co-portfolio manager of the Third Avenue Value Fund. He has shared voting and dispositive power, but disclaims beneficial ownership, with respect to shares owned by that Fund.

Principal Shareholders.  The following table contains information regarding the only persons we know of that beneficially owned more than 5% of our common stock as of April 2, 2010:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner	Number of Shares	Total(1)

BlackRock Inc.(2)	26,791,131	8.52%
40 East 52nd Street
New York, NY 10022
Citigroup Inc.(3)	15,767,231	5.01%
399 Park Avenue
New York, NT 10043
FMR LLC(4)	39,908,920	12.70%
82 Devonshire St.,
Boston, MA 02109
Wentworth, Hauser & Violich, Inc.(5)	16,285,998	5.18%
301 Battery Street, Suite 400
San Francisco, CA 94111

(1)	Based upon total shares outstanding as of April 2, 2010.

(2)	Based on a Schedule 13G filed on January 29, 2010, BlackRock Inc. and certain of its affiliates have sole voting and dispositive power with respect to all shares reported.

(3)	Based on a Schedule 13G filed on February 11, 2010, Citigroup Inc. and certain of its affiliates have shared voting and dispositive power with respect to all shares reported.

(4)	Based on a Schedule 13G filed on February 16, 2010, FMR LLC and certain of its affiliates have sole voting power with respect to 5,653,248 shares and sole dispositive power with respect to 39,908,920 shares.

(5)	Based on a Schedule 13G filed on February 16, 2010, Wentworth, Hauser, & Violich, Inc. and certain of its affiliates have sole voting power with respect to 15,637,253 shares and shared dispositive power with respect to 16,285,998 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditors and independent auditor, and the Company’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and the Exchange Act.

The Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditors and the independent auditor.

We held four meetings during 2009. The Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2009 and summaries of the significant reports to management by the internal auditors;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Provided input to the Compensation Committee regarding performance goals for key finance, internal control and risk management personnel;

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements;

•	Reviewed, made technical amendments to and approved the Committee’s charter; and

•	Met with PricewaterhouseCoopers and the internal auditors in executive sessions.

We reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers the audited consolidated financial statements for the year ended December 31, 2009, the critical accounting policies that are set forth in the Company’s annual report on Form 10-K, management’s annual report on the Company’s internal controls over financial reporting, and PricewaterhouseCoopers’ opinion on the effectiveness of the internal controls over financial reporting.

We discussed with PricewaterhouseCoopers matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

PricewaterhouseCoopers also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. We discussed with PricewaterhouseCoopers their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal controls over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by PricewaterhouseCoopers. We received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2009 be included in the Company’s annual report on Form 10-K. We also selected PricewaterhouseCoopers as the Company’s independent auditor for the year ending December 31, 2010 and are presenting that selection to the shareholders for approval.

     Respectfully submitted,

THE AUDIT COMMITTEE
Myron M. Sheinfeld, Chairman
John V. Lombardi
Martin J. Whitman

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on that review and discussion, the committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears on pages 15 through 24, be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

     Respectfully submitted,

THE COMPENSATION COMMITTEE
John V. Lombardi, Chairman
William T. Comfort
James L. Payne
Myron M. Sheinfeld
Martin J. Whitman

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis is intended to help the reader understand our executive compensation practices and specifically the decisions we made in 2009 concerning the compensation payable to the following individuals, referred to hereafter as our “named executive officers”:

• Eugene M. Isenberg, our Chairman and Chief Executive Officer,

• Anthony G. Petrello, our Deputy Chairman, President and Chief Operating Officer,

• Bruce P. Koch, our former Vice President and Chief Financial Officer,

• R. Clark Wood, our Principal Accounting Officer and Principal Financial Officer, and

• Mark D. Andrews, our Corporate Secretary.

This Compensation Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, the tables and related narratives that appear on pages 25 through 33 of this proxy statement.

Overview

Role of the Compensation Committee.  The Compensation Committee, which is comprised solely of independent directors, oversees the compensation program for our named executive officers, other key executives comprising our senior leadership team and employees generally. The committee administers our equity-based programs and reviews and approves all forms of compensation (including equity grants). The committee also evaluates the performance of the CEO and reviews the performance of our other named executive officers and key executives annually. The full details of the Compensation Committee’s duties are described in its charter, which is available on our website at www.nabors.com.

Our Compensation Philosophy.  To meet the challenges of running a business of our diversity and scope, it is critical to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders and other stakeholders. We have shaped our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. Toward that end, we provide a program of cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors. We use equity-based awards to align executives’ interests with those of other shareholders. The time-vesting feature of those awards, combined with other forms of deferred compensation, encourages our talented executives to remain in our employ.

Key Developments in 2009.  The prevailing global economic decline has presented significant challenges for most companies, and Nabors is no exception. Natural gas and oil prices declined significantly beginning in the second half of 2008, driven in part by the deterioration of the global economic environment, including the extreme volatility in the capital and credit markets. All of these factors had an adverse effect on our customers’ spending for exploration, production and development activities, which has had a negative impact on our operations since late 2008. Although the market price of oil has rebounded significantly, natural gas prices remain depressed. As a result, our financial performance declined significantly in 2009. Although our stock price recovered somewhat during the year, it remained substantially below 2007 levels.

The Compensation Committee took steps to appropriately adjust management compensation for 2009 based on the special challenges of our current business environment and in a manner designed to incentivize performance and encourage retention. Specifically, as discussed later in this Compensation Discussion and Analysis:

•	The Compensation Committee negotiated with Messrs. Isenberg and Petrello amendments and extensions of their employment agreements on terms substantially more favorable to the Company than before, as described more fully below. Significant improvements include:

•	Substantial reductions in the bonus formulas, severance payments and change-in-control benefits for Messrs. Isenberg and Petrello;

•	Elimination of tax gross-ups; and

•	Minimum share ownership requirements.

•	The Compensation Committee elected to freeze salaries for 2009 for our named executive officers (other than Messrs. Isenberg and Petrello) and senior leadership at their 2008 levels. With limited exceptions, the Compensation Committee elected to continue the salary freeze for named executive officers and senior leadership in 2010.

•	Beginning in June 2009, salaries of our named executive officers and other senior leadership were reduced by 10%, and the Compensation Committee has elected to continue the salary reduction through at least the first half of 2010.

•	After freezing most 2008 bonuses at their 2007 levels in February 2009, the Compensation Committee reduced bonuses for 2009, with limited exceptions, for our other named executive officers and other senior leadership or, as applicable, froze those bonuses at the minimum levels required under existing employment contracts.

•	To preserve cash flow and better incentivize management to improve shareholder value, our senior leadership (other than our named executive officers) received stock options that vested six months from the date of grant in lieu of all or a significant portion of the cash bonuses they would have otherwise received in March 2009 for service in 2008.

•	The Compensation Committee elected in February 2009 to make long-term awards to our senior leadership for 2008 performance in the form of stock options rather than restricted stock in order to better incentivize growth. The committee elected in February 2010 to return to its practice of granting long-term equity incentives in the form of restricted stock to reduce the burn rate of shares in our stock plan and to incentivize stability, while at the same time significantly reducing the grant date value of equity incentives awarded.

•	Messrs. Isenberg and Petrello received no equity awards in 2009 other than the restricted stock and options they agreed to take in lieu of a portion of their earned cash bonuses, as more fully described in the “Employment Agreements” section beginning on page 31.

How We Determine Executive Compensation

Chief Executive Officer and Chief Operating Officer.  The compensation of our Chief Executive and Chief Operating Officers, Messrs. Isenberg and Petrello, is determined primarily by the terms of their employment agreements. The agreements that governed the compensation of these two executives through April 2009 had been in place since they joined the Company in 1987 and 1991, respectively. Their current agreements provide for a base salary, an annual cash bonus and various other elements of compensation (described more fully below).

For context, it is important to understand the historical backdrop for these contractual arrangements. In 1987, as the Company was emerging from bankruptcy, Mr. Isenberg took on the role of Chairman and Chief Executive Officer, with the task of turning the Company around and building significant value for our shareholders. Aside from a personal equity investment, Mr. Isenberg did not receive any equity stake in the Company at the outset. Rather, the creditors’ committee negotiated an employment agreement with Mr. Isenberg that included a minimum annual salary and established a performance formula for determining his annual cash bonus, originally 10% of the Company’s cash flow, if any, that exceeded a target of 10% of average shareholders’ equity for the year. This contractual arrangement subsequently was approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. As the Company grew and prospered, Mr. Isenberg agreed to adjust the bonus formula to reduce the stated percentage of cash flow and increase the stated percentage of equity, resulting in a lower bonus yield. A similar employment agreement was negotiated with Mr. Petrello when he joined Nabors in 1991 as our President. That agreement was entered after arm’s length negotiations with the Board before Mr. Petrello joined Nabors in October 1991 and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time. At that time, Mr. Isenberg voluntarily reduced the stated percentage of cash flow in his bonus formula by the stated percentage of cash flow in the bonus formula in Mr. Petrello’s agreement.

Since 1987, under Mr. Isenberg’s leadership, the Company’s senior executive management team has demonstrated its versatility and leadership in forging a stable and effective organization. The cash compensation Messrs. Isenberg and Petrello have earned under their agreements has grown significantly, primarily because of the extraordinary growth of the Company over the years. The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to sustain this level of performance. Nevertheless, the committee is mindful of the evolving competitive, financial accounting and regulatory landscape of executive compensation, which dictated reconsideration of these compensation arrangements in contracts negotiated many years ago. Accordingly, at the committee’s recommendation, the Board of Directors in March 2006 set a September 30, 2010 expiration date for Messrs. Isenberg’s and Petrello’s employment agreements.

The Compensation Committee subsequently conducted a thorough review of the compensation arrangements with Messrs. Isenberg and Petrello and considered adjustments to each element of compensation taking into account current compensation standards, performance evaluations of the executives, mitigation of contingent payments in existing arrangements, and succession planning and retention objectives. In conducting its review, the committee engaged BDO Seidman as its independent compensation consultant to assist in the identification and analysis of appropriate elements and levels of executive compensation. In considering the appropriateness of the compensation arrangements under Messrs. Isenberg’s and Petrello’s renegotiated employment agreements, the Compensation Committee reviewed market data from the following companies in the oilfield sector, which were selected with the input of BDO Seidman based on their industry affiliation and size: Baker Hughes Incorporated, BJ Services Company, Diamond Offshore Drilling, Inc., Ensco International Incorporated, Halliburton Co., Helmerich & Payne, Inc., Noble Corporation, Pride International, Inc., Rowan Companies, Inc., Schlumberger Limited, Smith International, Inc., Transocean Ltd., Weatherford International Ltd., ConocoPhillips, National Oilwell Varco, Inc. and Plains Exploration & Production Company. The Compensation Committee did not target individual elements of compensation or total compensation at a specific percentile within the peer group.

Effective April 1, 2009, the Company entered into amended and extended employment agreements with Messrs. Isenberg and Petrello on terms that are substantially more favorable to the Company than before. Notably:

•	Mr. Isenberg’s annual base salary was set at $1.3 million. He volunteered to donate the entire after-tax proceeds of his base salary to education. Pursuant to his new employment agreement, Mr. Isenberg has established a foundation to provide assistance based on need or merit to employees of the Company or their children to pursue higher education. Mr. Petrello’s annual base salary was set at $1.1 million. These amounts are subject to annual review and possible increase.

•	The annual bonus formula for Mr. Isenberg was reduced by 62%, to 2.25% (formerly 6%) of net cash flow in excess of 15% of average shareholders’ equity for the year. The annual bonus formula for Mr. Petrello was reduced by 25%, to 1.5% (formerly 2%) of such excess net cash flow. Mr. Petrello’s bonus formula will adjust to 2% of excess net cash flow in the event he is appointed Chief Executive Officer. In addition, as an inducement to enter into the amended agreements, Nabors will credit $600,000 and $250,000, respectively, to Messrs. Isenberg’s and Petrello’s accounts under our executive deferred compensation plan (the “Executive Plan”) at the end of each quarter they remain employed beginning with the second quarter of 2009 and, in Mr. Petrello’s case, ending with the first quarter of 2019.

•	All tax gross-ups were eliminated, including without limitation tax gross-ups on perquisites and golden parachute excise taxes.

•	Additional stock option grants in the event of a change in control were eliminated.

•	Noncompetition and nonsolicitation covenants were added.

•	The terms were extended to March 30, 2013, with one-year extensions beginning on April 1, 2011 unless either party gives notice of nonrenewal.

•	The previous formulas for severance payments in the event of Mr. Isenberg’s or Mr. Petrello’s death, disability, termination without cause, or constructive termination without cause were eliminated and replaced with significantly lower amounts.

Consistent with our pay-for-performance philosophy, the compensation of our named executive officers is directly affected by our financial performance and shareholder returns, in good times and bad. Specifically, Messrs. Isenberg and Petrello will earn an annual bonus only if the Company’s net cash flow exceeds 15% of our average shareholders’ equity for that fiscal year. The excess cash flow metric was originally established when the Company was emerging from bankruptcy to incentivize growth and, in particular, cash generation. The Compensation Committee continues to rely on free cash flow as the primary metric for senior executive compensation because it has proven over the years to be an effective measure of actual operating results and shareholder value generation, while incentivizing and rewarding financial growth, operational efficiencies and safety, effective management of working capital, sound investment decisions, access to capital markets, and liquidity, each of which is vitally important in our highly competitive, capital-intensive industry. Similarly, the emphasis on equity incentives identified as a best practice by the U.S. administration’s pay czar, Kenneth Feinberg, has long been part of our executives’ compensation structure. Messrs. Isenberg and Petrello have accumulated in excess of 10% of the Company’s outstanding shares over roughly two decades, largely through voluntarily accepting equity awards in lieu of cash compensation, thereby placing a significant portion of their earned compensation at the risk of forward stock performance. Their employment agreements also require that they maintain a certain threshold of share ownership. They will realize the economic benefit of these shareholdings only by generating strong long-term shareholder returns. The executive management of Nabors has delivered superior returns to its shareholders over the long term despite the industry’s cyclical ups and downs. Nabors’ 10-and 20-year compounded average growth rates were 4.1% and 13.5%, which compare favorably with that of the S&P 500 (according to Bloomberg, the compounded average growth rates for companies in the S&P 500 Index were -2.6% and 5.8% for the 10- and 20-year periods ended December 31, 2009). The committee considers these factors when making compensation decisions.

The Compensation Committee recognizes that financial results and stock price do not always move in tandem. The stock market generally anticipates and reacts quickly to upward and downward trends in our business, while those trends may take longer to impact our financial results. Consequently, it is not uncommon in times of significant fluctuations in the market, such as we have experienced over the past two years, for our financial performance to lag behind trends in our stock price. Elements of our executives’ compensation tied to financial performance may not immediately reflect changes in shareholder value and vice versa. For example, during the downturn in 2008, our cash performance remained strong such that Messrs. Isenberg and Petrello earned robust bonuses during that year. During that same period, however, our stock price dropped precipitously, causing the value of their substantial shareholdings to decline by over 50%. Conversely, after the first quarter of 2009, our share price rebounded significantly, but our operating results declined. The decline in operating results, combined with a reduction in their bonus formulas, caused Messrs. Isenberg’s and Petrello’s bonuses to drop significantly after the first quarter of 2009. Because we strive to achieve both strong financial performance and significant shareholder returns, we consider each element of compensation separately and as a whole in evaluating the effectiveness of our executive compensation program.

Other named executive officers and senior leadership of the Company.  The Compensation Committee sets the compensation for our other named executive officers and for other senior leadership of the Company, which is comprised generally of the heads of the Company’s significant business units and certain corporate departments. In setting the compensation of our senior leadership team, including the named executive officers other than Messrs. Isenberg and Petrello, we generally focus on three key elements: performance considerations and business goals; the subjective judgment of the Compensation Committee with input from Messrs. Isenberg and Petrello; and in some years, market referencing.

Performance Considerations and Business Goals.  We award our executives compensation and assign them additional responsibilities as recognition for how well they perform individually and as a team in achieving individual and collective business goals. At the end of each year, each such executive’s overall performance is assigned a rating by Messrs. Isenberg and Petrello, which is reviewed by the Compensation Committee. These performance ratings heavily influence the executive’s compensation, but they are not applied in a formulaic manner. For example, rather than setting specific targets for achievement of business or individual goals, the performance rating is determined on a more subjective basis as further explained below.

Compensation Committee Judgment.  Our Compensation Committee exercises subjective judgment in making compensation decisions with respect to our senior management team. Messrs. Isenberg and Petrello provide significant input to the committee on the compensation, including annual merit-based salary adjustments, bonus and equity awards, of the senior leadership of the Company other than themselves. The committee draws on its own judgment and observations of the executive officers and other senior leadership, but also relies heavily on the judgment of Messrs. Isenberg and Petrello in evaluating the performance of such officers and leaders. We do not employ a purely formulaic approach to any of our compensation programs applicable to these executive officers and senior leaders. The Compensation Committee has discretion to increase or decrease formula-driven awards, if any, based on individual performance and executive retention considerations. The committee also considers input from the Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

Market Referencing.  In some years, we also consider market data in making compensation decisions for this group of executives. The principle of market referencing means that our compensation is considered in light of similarly situated executives at selected peer companies and/or industrial and finance companies in general. To help collect market information, we look at proxy statement disclosures of the peer companies and/or review published compensation survey sources of industrial and finance companies generally. We do not target individual elements of compensation or total compensation at a certain percentile within a peer group. When we use market referencing, we review peer group information and/or survey data solely to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms in order to set compensation at levels we believe are appropriate for attracting and retaining talented leaders. We did not employ a peer group analysis in determining the compensation of our named executive officers for 2009.

Tally Sheets.  In making compensation determinations, our Compensation Committee reviews tally sheets including each of the named executive officers and senior leadership team. These tally sheets present the dollar amount of each component of the named executive officers’ and senior leaders’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation, including compensation if any to which senior leaders are entitled by virtue of employment agreements. These tally sheets reflect the annual compensation for the named executive officers and senior leaders.

In its most recent review of tally sheets, the Compensation Committee determined that, during normal economic times, all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. However, given the uncertainty of the current economy and the special challenges of our current industry environment, the Compensation Committee made certain adjustments to the compensation mix and program design for 2010, as highlighted in the “Overview” section of this Compensation Discussion and Analysis and as discussed more fully below.

Components of Executive Compensation

The key elements of our executive compensation program are base salary, annual performance bonus and long-term incentives, such as equity awards that vest over several years. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our other shareholders. The vesting and other design features of these awards encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. This is particularly true in the case of Messrs. Isenberg and Petrello, who have exercised stock options in only four of the last twenty years and continue to hold a combined equity interest in the Company of greater than 10%. Our three-part compensation approach enables us to remain competitive within our industry while ensuring that our named executive officers are appropriately incentivized to deliver shareholder value.

Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. We also provide severance protection for Messrs. Isenberg and Petrello as discussed later in this Compensation Discussion and Analysis and in the section entitled “Employment Agreements” beginning on page 31 of this proxy statement.

Base Salary

Chief Executive Officer and Chief Operating Officer.  Mr. Isenberg’s base salary remained constant from 1987 through the end of 2003, and Mr. Petrello’s base salary remained constant since his employment began in 1991 through the end of 2003. The base salaries for both executives were adjusted consistent with competitive analysis in 2003 and remained constant through March 2009. Effective April 1, 2009, as part of the overall adjustment of their compensation arrangements, Messrs. Isenberg’s and Petrello’s base salaries were increased to $1.3 million and $1.1 million, respectively. Mr. Isenberg volunteered in his agreement to donate the entire after-tax proceeds of his base salary to education and has established a foundation to provide assistance based on need or merit to employees of the Company or their children to pursue higher education. Effective June 29, 2009, Messrs. Isenberg and Petrello agreed to reduce their base salaries by 10% commensurate with reductions in the salaries of all named executive officers and other senior leaders of the Company, and their employment agreements were amended accordingly. Those reductions are currently set to expire on June 30, 2010.

Other named executive officers and senior leadership of the Company.  The Compensation Committee reviews the performance of each other senior executive officer individually with Messrs. Isenberg and Petrello and determines an appropriate base salary level based primarily on individual performance and competitive factors. These competitive factors sometimes include as a reference the compensation levels of similarly situated executives of other drilling contractors and in the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. We do not target base salaries at a certain percentile within any peer group. Instead, we review market data generally to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms. In the case of newly hired executives, the Compensation Committee sometimes considers the previous salary of the candidate in his or her last employment. Base salaries for our named executive officers for 2007 through 2009 are reported in the Summary Compensation Table on page 25 under the Salary column. As mentioned in the “Overview” section, in light of the current uncertainty of the economic environment, salaries of our named executives and other senior leaders were reduced by 10% in June 2009. The Compensation Committee elected to freeze 2010 salaries for most of our named executive officers and other senior leaders at their 2009 levels, including the 10% reduction through at least the first half of 2010. However, effective January 1, 2010, the Compensation Committee increased the salary of Mr. Wood, our corporate controller who has acted as our principal financial and accounting officer since March 2009, in recognition of the expansion of his duties and his strong performance.

Annual Performance Bonus and Long-Term Incentives

Overview.  We intend our annual performance bonus and long-term incentive program to reward achievement of corporate objectives and to incentivize our named executive officers to deliver strong shareholder returns. By granting annual equity awards that vest over several years, we provide a longer-term focus that further aligns the interests of our executives with our other shareholders. The Compensation Committee supports a practice of paying bonuses and long-term incentives that deliver above-average compensation if financial results and/or shareholder returns exceed expectations. As noted above, 2009 was a challenging year, but one in which our operating results proved relatively resilient despite prevailing industry conditions. Strategies employed by senior management in prior years combined with successful implementation of cost-cutting initiatives, enabled us to generate strong operating cash flow, and we continued to enjoy access to capital markets on an attractive basis. Our resulting cash position enabled us to continue to fund capital expenditures necessary to sustain our position in the market, to repurchase a significant amount of shorter-term convertible debt at substantial savings, and to retire maturing term debt. The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to continue to grow shareholder value.

Chief Executive Officer and Chief Operating Officer.  As noted above, Messrs. Isenberg and Petrello have employment agreements with the Company that were designed from the outset to align their compensation with enhancing shareholder value. The major portion of Messrs. Isenberg’s and Petrello’s cash compensation is performance-based bonus compensation. In addition to a base salary, their employment agreements provide for annual cash bonuses in an amount equal to a specified percentage of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Under the prior agreements in effect through the first quarter of 2009, the specified percentages of net cash flow in Messrs. Isenberg’s and Petrello’s bonus formulas were 6% and 2%, respectively. Based on the Company’s strong cash performance in the first quarter of 2009, Messrs. Isenberg and Petrello earned bonuses of $15,425,204 and $4,931,874, respectively, for the first quarter of 2009. Beginning April 1, 2009, those percentages were reduced to 2.25% and 1.5%, respectively. Messrs. Isenberg and Petrello earned bonuses of $4,466,071 and $2,954,677, respectively, for the remainder of 2009.

Messrs. Isenberg and Petrello are eligible under their employment agreements to receive long-term equity incentive awards. In light of their overall compensation packages, no equity awards (other than the portion of their annual cash bonuses for 2008 that they agreed to take in the form of equity) were requested by or made to Messrs. Isenberg or Petrello in 2009.

Other named executive officers and senior leadership of the Company.  We provide incentives to these executive officers and senior leadership in two categories: (1) annual performance bonuses that are designated in cash, but are sometimes paid in whole or in part in the form of equity awards, and (2) long-term incentives that are delivered in the form of restricted stock, stock options or other equity awards. The Compensation Committee balances the goals of rewarding past performance, incentivizing future performance, and retention in determining the amount and form of these incentives. Through our annual cash bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

Annual incentive awards are not guaranteed. Generally, the Compensation Committee determines the amount of the annual bonus, if any, for an officer and then uses that amount as a basis for determining the number of shares of restricted stock or options to be granted as a long-term equity award to that officer, as explained below. While not based on objective formulas or specific targets, the performance considerations for the annual bonus include both financial and nonfinancial assessments, including financial achievements in relation to internal budgets, developing internal infrastructure and enhancing positions in certain markets. The nonfinancial criteria include attainment of safety goals, maintaining Nabors’ share in its principal geographic markets, enhancing Nabors’ technical capabilities and developing operations in identified strategic markets. At the end of each year, Messrs. Isenberg and Petrello perform a personal assessment of each member of the leadership team other than themselves, which is reviewed by the Compensation Committee. These assessments heavily influence the executive’s annual bonus and long-term equity incentives, but are not applied in a formulaic manner.

The Compensation Committee also considers overall corporate performance during the year, the amount of cash bonus as a percentage of the individual’s base salary, market referencing information in some years, and the recommendations of the Chief Executive Officer and Chief Operating Officer. Based on these considerations, the Compensation Committee approves annual incentive awards for the other named executive officers and senior leadership team.

As indicated in the “Overview” section, in recognition of the deterioration of the global economic environment and its negative effect on our businesses, the Compensation Committee reduced or froze bonuses for 2009 for most of the senior leadership group, including our named executive officers other than Messrs. Isenberg and Petrello, at their 2008 levels or, as applicable, at the minimum levels required under their employment contracts. The Compensation Committee elected to increase the cash bonus paid to Mr. Wood in recognition of the expansion of his duties and strong performance. The severance payment to Mr. Koch reflected in the Summary Compensation Table represents the severance payment he received after his resignation in 2009, which was equal to the cash bonus he received in 2007.

For 2009, as in prior years, long-term incentives were determined by multiplying the value of the annual cash bonus amount by a multiple determined for that individual based upon position and performance, and delivering the resulting value in the form of equity, based on the value of our stock on the grant date. For example, Mr. Andrews earned an annual cash bonus of $40,000 for 2009. Mr. Andrews also received a separate long-term incentive award for 2009 in the form of restricted shares, the number of which was determined by multiplying the total value of his annual bonus ($40,000) by the applicable multiple (0.75) and dividing the resulting amount by the value of our stock on the grant dates. Based on this calculation, he was granted 1,282 shares of restricted stock, with the restrictions lapsing ratably over four years. This incentive award is 12.5% less than the long-term incentive he received for services in 2008.

The annual cash bonuses for the named executive officers for 2009 are reported in the Summary Compensation Table on page 25 under the column entitled “Bonus”. The grant-date values of long-term incentives granted to our named executive officers in 2009 are reported in the “Stock Awards” column of that table.

Equity Award Policy.  The Company has established a Stock Option/Restricted Stock Award Policy that applies to the grant of equity incentive awards to all employees, including our named executive officers. The policy does not restrict the timing of awards, although the Compensation Committee generally makes incentive awards to our named executive officers and senior leadership at the first meeting of the Compensation Committee following the end of each calendar year, which usually occurs in February. We do not coordinate the timing of equity grants with the release of material information.

Pursuant to this policy, the Compensation Committee delegates to the Chairman of the Compensation Committee and to Mr. Isenberg authority, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees. All awards granted by Mr. Isenberg are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2009, Mr. Isenberg was delegated authority to grant up to an aggregate of 4,750,000 options to employees other than the named executive officers.

Retirement Benefits

Our named executive officers and senior leaders are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan, and

•	a nonqualified deferred compensation plan (the “Deferred Compensation Plan”).

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified, defined-contribution benefit plan covering substantially all our employees. A description of the Deferred Compensation Plan, the benefits of our named executive officers under that plan, and the terms of their participation can be found in the Nonqualified Deferred Compensation table and the discussion following that table beginning on page 25 of this proxy statement.

At the end of 2008, the Company terminated the portion of the Deferred Compensation Plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers were reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello elected to do so. These distributions are reflected in the Nonqualified Deferred Compensation table for 2009.

Messrs. Isenberg, Petrello and Wood are also eligible to participate in the Executive Plan. Pursuant to Mr. Isenberg’s amended employment agreement, at the end of each calendar quarter he remains employed beginning the second quarter of 2009, Nabors will credit $600,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Pursuant to Mr. Petrello’s amended employment agreement, at the end of each calendar quarter he remains employed beginning the second quarter of 2009 and through the first quarter of 2019, Nabors will credit $250,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65 or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Both Messrs. Isenberg and Petrello will forfeit their account balances under this plan upon termination of employment for cause or voluntary resignation. In February 2010, the Compensation Committee elected to establish and credit $100,000 to an account for Mr. Wood under the Executive Plan in recognition of his strong performance in 2009. Some of our other senior leaders also participate in the Executive Plan.

Other Benefits and Perquisites

All of our employees, including our named executive officers, are entitled to participate in health and welfare benefits plans. Our named executive officers may also receive company-sponsored club memberships and/or an automobile allowance as part of their overall compensation package. In addition, Messrs. Isenberg and Petrello are entitled to additional benefits under the terms of their employment agreements, as described in the section entitled “Employment Agreements” beginning on page 31.

Termination and Change-in-Control Arrangements

Severance protections, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Messrs. Isenberg and Petrello in their employment agreements. Detailed information regarding these employment agreements and severance benefits they provide is included in the section entitled “Employment Agreements” beginning on page 31 of this proxy statement. The severance benefits in the prior agreements were negotiated when the employment agreements were entered into in 1987 and 1991, respectively.

The severance benefits in Messrs. Isenberg’s and Petrello’s employment agreements were substantially renegotiated in 2009. Under the previous formula for severance payments approved by creditors and the bankruptcy court in 1987, in the event of Mr. Isenberg’s death, disability, termination without cause, or constructive termination without cause, he would have been entitled (if his employment had terminated on December 31, 2008) to $263.63 million, excluding excise tax gross-ups. Effective April 1, 2009, those provisions were eliminated and substituted with a flat payment of $100 million upon any such termination in consideration of the surrender by Mr. Isenberg of entitlements under the prior agreement and these and other concessions under the new agreement. Also effective April 1, 2009, all tax gross-ups were eliminated under his new agreement, including the gross-up for golden parachute excise taxes.

Similarly, the previous formula for severance payments in the event of Mr. Petrello’s death or disability was eliminated and substituted with a flat payment of $50 million upon any such termination, representing a negotiated amount taking into account Mr. Petrello’s entitlements under the prior agreement and his concessions under the new agreement. The formula for termination without cause, or constructive termination without cause, was reduced to three times the average of the base salary and annual bonus paid to Mr. Petrello during each of the three fiscal years preceding the date of termination, with the bonus amounts to be calculated in all cases as though the bonus formula under the new agreement had been in effect. The formula will be further reduced to two times the average stated above effective April 1, 2015. Also effective April 1, 2009, all tax gross-ups were eliminated under his new agreement, including the gross-up for golden parachute excise taxes. For comparison, the cash severance amount to which Mr. Petrello would have been entitled under the old agreement if his employment had terminated on December 31, 2008 under any of these conditions was $89.6 million (excluding excise tax gross-ups).

In light of the overall concessions by Messrs. Isenberg and Petrello in the renegotiation of their employment agreements, including the elimination of tax gross-up payments, the elimination of substantial stock option grants in the event of a change in control, and substantial reductions in their bonus formulas, the committee agreed to retain a death benefit in the new agreements, although at a much reduced level, in order to mitigate the risk of paying a substantially higher death benefit during the term of the prior agreements. The committee believes that it was able to obtain a more balanced compensation package in the new employment agreements through inclusion of the substantially reduced death benefit.

Risk Assessment

In view of the current economic and financial environment, the Compensation Committee has reviewed and will continue to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, for the purpose of assuring that these arrangements will not provide our executives with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our company or the investments of our shareholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that may be deducted by Nabors in any year with respect to certain of Nabors’ highest paid executives. Certain performance-based compensation approved by shareholders is not subject to the $1 million limit. Although Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its executive officers.

2009 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Award(s)	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Eugene M. Isenberg	2009	1,141,750	19,891,275	0	0	0	2,925	2,222,038	23,257,988
Chairman of the Board and	2008	825,000	70,808,851	0	0	0	0	254,043	71,887,894
Chief Executive Officer	2007	825,000	50,925,216	0	0	0	0	170,110	51,920,326
Anthony G. Petrello	2009	965,806	7,886,551	0	0	0	1,219	954,446	9,808,022
Deputy Chairman of the	2008	700,000	23,128,790	0	0	0	0	97,760	23,926,550
Board, President and Chief	2007	700,000	22,726,311	0	0	0	0	242,932	23,669,243
Operating Officer
Bruce P. Koch	2009	76,630	0	0	0	0	0	158,410	235,040
Vice President and Chief	2008	358,543	0	225,014	0	0	0	25,444	609,001
Financial Officer	2007	330,000	250,000	224,990	0	0	0	41,793	846,783
R. Clark Wood	2009	193,732	60,000	0	75,000	0	0	6,047	334,779
Principal Accounting Officer and Principal Financial Officer
Mark D. Andrews	2009	171,000	40,000	0	30,000	0	0	75,626	316,626
Corporate Secretary	2008	180,000	50,000	20,338	0	0	0	73,777	324,115
	2007	54,269	50,000	30,009	0	0	0	23,712	157,990

(1)	A portion of Messrs. Isenberg’s and Petrello’s contractual salaries is paid in the form of director’s fees. The amounts in this column for 2009 include $47,500 paid as director’s fees to each of Messrs. Isenberg and Petrello. Mr. Petrello agreed to receive stock options in lieu of the $11,250 cash payment he would otherwise have received as a Nabors director for the third quarter. The stock option award is reported in the Grants of Plan-Based Awards Table on page 27. Mr. Koch resigned effective February 28, 2009.

(2)	Messrs. Isenberg and Petrello are entitled to receive an annual cash bonus under their employment agreements. For 2007 and 2008, they agreed to accept cash bonuses that were less than they were entitled to under their agreements. See above — “Annual Performance Bonus and Long-Term Incentives”. For 2007, each of them voluntarily agreed to accept a portion of his bonus in the form of restricted stock that was granted in February 2008. For 2008, each of them voluntarily agreed to accept a portion of his bonus in the form of restricted stock that was granted in October 2008 and in the form of stock options that were granted in February 2009. The amounts in this column include the grant-date fair value of the restricted stock awards and stock option awards that Messrs. Isenberg and Petrello voluntarily agreed to accept as part of their annual bonuses.

(3)	The amounts shown in the “Stock Awards” column reflect the grant-date fair value of restricted stock awards.

(4)	The amounts shown in the “Option Award” column reflect the grant-date fair value of stock option awards.

(5)	Incentive awards paid in cash are reported under the “Bonus” column above.

(6)	The amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column are attributable to above-market earnings in the Executive Plan. Above-market earnings represent the difference between the 6% interest rate earned under the plan and 5.35%, which is 120% of the Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2008. Nonqualified deferred compensation activity for 2009 is detailed in the 2009 Nonqualified Deferred Compensation Table on page 29.

(7)	The All Other Compensation amounts in the Summary Compensation Table consist of the following items:

				Imputed
		Insurance	Club	Life	Automobile			NQP	401(k)
		Benefits	Membership	Insurance	Allowance	Gross-up	Other	Company	Company
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	Match	Match	Total

Eugene M. Isenberg	2009	0	50,649	20,877	24,008	127,642	1,992,900	177	5,785	2,222,038
	2008	0	54,534	14,499	24,000	84,313	67,497	5,382	3,818	254,043
	2007	0	49,288	9,698	23,539	30,800	47,785	5,175	3,825	170,110
Anthony G. Petrello	2009	0	23,446	2,156	27,475	12,917	884,539	0	3,913	954,446
	2008	0	15,417	1,446	30,373	21,413	19,911	0	9,200	97,760
	2007	0	14,681	3,790	38,532	26,458	150,471	5,175	3,825	242,932
Bruce P. Koch	2009	0	3,530	71	2,215	0	150,000	83	2,511	158,410
	2008	0	6,237	407	9,600	0	0	5,382	3,818	25,444
	2007	0	6,767	1,534	9,415	15,077	0	5,175	3,825	41,793
R. Clark Wood	2009	0	0	153	0	0	0	262	5,632	6,047
Mark D. Andrews	2009	0	0	0	0	0	75,626	0	0	75,626
	2008	0	0	0	0	0	73,777	0	0	73,777
	2007	0	0	0	0	0	23,712	0	0	23,712

(a)	The economic benefit related to a split-dollar life insurance arrangement was $154,530 and $15,825 for Messrs. Isenberg and Petrello, respectively. These amounts were reimbursed to the Company during 2009. The benefit as projected on an actuarial basis was $469,852 and $73,747, respectively, before taking into account any reimbursements to the Company. We have used the economic benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002 as a result of the Sarbanes-Oxley Act.

(b)	Includes club dues.

(c)	Represents value of life insurance premiums for coverage in excess of $50,000.

(d)	Represents amounts paid for auto allowance.

(e)	The amounts in the “Gross-up” column for Mr. Isenberg represent tax reimbursements related to auto allowance and club memberships incurred prior to April 1, 2009 and tax preparation fees for tax years prior to 2009. The amounts in the “Gross-up” column for Mr. Petrello represent tax reimbursements related to auto allowance and club memberships incurred prior to April 1, 2009. Effective April 1, 2009, all tax gross-ups were eliminated.

(f)	The amounts in the “Other” column for Mr. Isenberg include tax preparation fees and, for 2009, contributions of $1,800,000 to the Executive Plan. These contributions are detailed in the 2009 Nonqualified Deferred Compensation Table on page 25. The amounts in the “Other” column for Mr. Petrello include the incremental variable operating costs to the Company (which include fuel, landing fees, on-board catering and crew travel expenses) attributable to his personal use of the corporate aircraft and, for 2009, contributions of $750,000 to the Executive Plan. These contributions are detailed in the 2009 Nonqualified Deferred Compensation Table on page 25. The amount in the “Other” column for Mr. Koch represents a severance payment upon his departure from Nabors in February 2009. The amount in the “Other” column for Mr. Andrews includes a housing allowance of $48,000. In addition, the “Other” column for Mr. Andrews includes reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2009 GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of stock options made to a named executive officer under any plan during the year ended December 31, 2009. Nabors did not grant any restricted stock awards or stock appreciation rights to any named executive officer during the year ended December 31, 2009.

								All	All Other
								Other	Option
								Stock	Awards:	Exercise	Grant
								Awards:	Number of	Or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(1)	($/Share)	($)

Eugene M. Isenberg	2/25/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	3,000,000	$9.87	8,831,700
Anthony G. Petrello	2/25/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,698,427	$9.87	5,000,000
	9/30/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,726	$20.90	11,250
R. Clark Wood	3/10/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	27,460	$9.18	75,000
Mark D. Andrews	2/25/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6,794	$9.87	20,000
	3/10/09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	3,661	$9.18	10,000

(1)	Stock options granted in February and March 2009 relate to 2008 performance. Half of the stock option award to Mr. Isenberg vested immediately and half is scheduled to vest in two equal annual installments beginning on the first anniversary of the grant date. Mr. Petrello’s stock option awards vested immediately. Messrs. Wood’s and Andrews’ awards are scheduled to vest ratably over a four-year period.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

This table shows unexercised options, restricted stock awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009. The amounts reflected as Market Value are based on the closing price of our common stock ($21.89) on December 31, 2009 as reported on the New York Stock Exchange.

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Isenberg, E(1)	225,000	0	$19.000	3/23/2010
	2,000,000	0	$22.775	12/4/2010
	3,800,000	0	$13.525	1/22/2012
	1,900,000	0	$19.375	2/20/2013
	1,900,000	0	$22.955	2/20/2014
	700,000	0	$28.825	2/24/2015
	2,666,666	0	$35.805	12/5/2015
	1,500,000	1,500,000	$9.870	2/25/2019
					233,212	5,105,011	N/A	N/A
					307,022	6,720,712	N/A	N/A
					1,385,879	30,336,891	N/A	N/A

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Petrello, A(2)	182,000	0	$19.000	3/23/2010
	1,000,000	0	$22.775	12/4/2010
	1,900,000	0	$13.525	1/22/2012
	950,000	0	$19.375	2/20/2013
	950,000	0	$22.955	2/20/2014
	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015
	1,698,427	0	$9.870	2/25/2019
	1,726	0	$20.900	9/30/2019
					154,695	3,386,274	N/A	N/A
					130,255	2,851,282	N/A	N/A
					567,476	12,422,050	N/A	N/A
Wood, R(3)	2,800	0	$19.375	6/30/2013
	1500	0	$23.990	2/20/2014
	1,762	0	$29.790	2/24/2015
	0	27,460	$9.180	3/10/2019
					204	4,466	N/A	N/A
					595	13,025	N/A	N/A
					234	5,122	N/A	N/A
					1,188	26,005	N/A	N/A
Andrews, M(4)	0	6,794	$9.870	2/25/2019
	0	3,661	$9.180	3/10/2019
					482	10,551	N/A	N/A
					475	10,398	N/A	N/A

(1)	Mr. Isenberg’s restricted stock is scheduled to vest as follows: 233,212 shares vested on 1/31/10; 249,990 shares vested on 3/31/10; 249,990 shares vest on 6/30/10; 249,990 shares vest on 9/30/10; 249,991 shares vest on 12/31/10; 173,235 shares vest on 3/31/11; 173,235 shares vest of 6/30/11; 173,235 shares vest on 9/30/11 and 173,235 shares vest on 12/31/11.

(2)	Mr. Petrello’s restricted stock is scheduled to vest as follows: 154,695 shares vested on 1/31/10; 103,498 shares vested on 3/31/10; 103,498 shares vest on 6/30/10; 103,499 shares vest on 9/30/10; 103,498 shares vest on 12/31/10; 70,934 shares vest on 3/31/11; 70,934 shares vest on 6/30/11; 70,934 shares vest on 9/30/11 and 70,936 shares vest on 12/31/11.

(3)	Mr. Wood’s restricted stock is scheduled to vest as follows: 204 shares vested 3/10/10; 693 shares vested on 3/14/10; 117 shares vested on 4/13/10; 694 shares vest on 3/14/11; 117 shares vest on 4/13/11; 396 shares vest on 3/14/12.

(4)	Mr. Andrews’ restricted stock is scheduled to vest as follows: 158 shares vested on 3/14/10; 241 shares vest on 10/1/10; 158 shares vest on 3/14/11; 241 shares vest on 10/1/11; 159 shares vest on 3/14/12.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table shows stock options exercised by the named executive officers and restricted stock awards vested during 2009. The value realized on the exercise of options is calculated by subtracting exercise price per share from the market price per share on the date of the exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Eugene M. Isenberg	0	0	1,299,920	21,279,074
Anthony G. Petrello	1,500,000	15,090,000	602,051	9,510,032
R. Clark Wood	0	0	1,257	11,620
Mark D. Andrews	0	0	399	6,440

2009 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and cash bonus and to receive company matching contributions in excess of contributions allowed under our 401(k) plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company. At the end of 2008, however, we terminated the portion of the Deferred Compensation Plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers were reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello and a number of our other senior leaders elected to do so. These distributions are reflected in the Nonqualified Deferred Compensation table for 2009. As a result of the termination of his employment on February 28, 2009, Mr. Koch received a distribution of his remaining balance in 2009 upon expiration of the required waiting period.

Under the Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at 6%. Messrs. Isenberg and Petrello have elected to participate in this fund, as have some of our other senior leaders. Distributions from the Executive Plan are made in the form of lump-sum payments upon vesting, which generally occurs upon death, disability, termination without cause (as defined), or five years (or other specified period) after the first contribution to the participant’s account.

Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under our nonqualified deferred compensation plans.

	Executive	Company
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	in Last Fiscal	in Last Fiscal	Earnings	Withdrawals/	Balance at
	Year	Year	in Last Fiscal	Distributions	Last Fiscal
Name	($)(1)	($)(2)	Year ($)(3)	($)(4)	Year-End ($)(5)

Eugene M. Isenberg	8,279	1,800,177	30,628	2,729,188	1,839,084
Anthony G. Petrello	0	750,000	11,250	3,617,704	761,250
Bruce P. Koch	1,385	83	(5,437)	66,852	0
R. Clark Wood	785	262	5,528	0	23,605
Mark D. Andrews(6)	0	0	0	0	0

(1)	The amounts shown in the “Executive Contributions in Last Fiscal Year” column reflect contributions to the Deferred Compensation Plan.

(2)	The amounts shown in the “Company Contributions in Last Fiscal Year” column for Messrs. Isenberg and Petrello include contributions of $1,800,000 and $750,000, respectively, to the Executive Plan. All other amounts in that column reflect company matching contributions to the Deferred Compensation Plan. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table beginning on page 25.

(3)	The amounts shown in the “Aggregate Earnings in Last Fiscal Year” column for Messrs. Isenberg and Petrello include interest of $27,000 and $11,250, respectively, earned in the Executive Plan. All other amounts in that column reflect earnings or losses in the Deferred Compensation Plan. The portion of these amounts representing above-market earnings is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 25.

(4)	The amounts shown in the “Aggregate Withdrawals/Distributions” column reflect the 2009 distributions to Messrs. Isenberg, Petrello and Koch of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions.

(5)	The amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column for Messrs. Isenberg and Petrello include balances of $1,827,000 and $761,250, respectively, in the Executive Plan. All other amounts in that column reflect balances in the Deferred Compensation Plan.

(6)	Mr. Andrews does not participate in either of our nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following table reflects potential payments to executive officers under agreements in place with Messrs. Isenberg and Petrello on December 31, 2009 for termination upon a change in control or upon their death, disability, termination without cause or constructive termination without cause (as defined in their respective employment agreements). The amounts shown assume the termination was effective on December 31, 2009. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Messrs. Isenberg and Petrello would be entitled to a distribution of their account balances under the Executive Plan, as described above.

					Retirement and	Welfare
	Cash		Option	Stock	Savings Plan	Benefits and	Tax
Name	Severance	Bonus	Awards(2)	Awards(3)	Contributions	Out-placement	Gross-up(4)	Total

Eugene M. Isenberg	$100,000,000	0	$18,030,000	$42,162,614	0	0	$0	$160,192,614
Anthony G. Petrello	50,000,000 (1)	0	0	18,659,605	0	0	0	68,659,605
Bruce P. Koch	0	0	0	0	0	0	0	0
R. Clark Wood	0	0	0	0	0	0	0	0
Mark D. Andrews	0	0	0	0	0	0	0	0

(1)	If Mr. Petrello were terminated without cause, the payment would equal three times the average of the base salary and annual bonus contemplated in his current employment agreement during the three fiscal years preceding the termination. In the event Mr. Petrello had been terminated without cause on December 31, 2009, his cash severance entitlement would have been $44,824,097.

(2)	Amounts shown for option awards represent the value of unvested options that would become vested and exercisable based on the difference between the $21.89 closing stock price on December 31, 2009 and the exercise price of the respective options.

(3)	Amounts shown for stock awards represent the value of unvested awards that would become vested upon a change in control based upon the $21.89 closing stock price on December 31, 2009.

(4)	Effective April 1, 2009, tax gross-ups were eliminated.

Employment Agreements

Messrs. Isenberg and Petrello had employment agreements (“prior employment agreements”) in effect through the first quarter of 2009. The prior employment agreements were originally negotiated in 1987 and 1991, respectively. They were restated in 1996 and subsequently amended in 2002, 2005, 2006 (in the case of Mr. Isenberg) and 2008. Effective April 1, 2009, the Compensation Committee negotiated new employment agreements for Messrs. Isenberg and Petrello (“new employment agreements”) that amend and restate the prior employment agreements.

The new employment agreements provide for an initial term extending through March 30, 2013, with automatic one-year extensions on each anniversary date beginning April 1, 2011, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Isenberg, then during the one-year extension period, the Company need not maintain Mr. Isenberg in the position of Chief Executive Officer, but must retain him only in the position of Chairman of the Board. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause and the Company will buy out the remaining term of his contract as described below.

In addition to a base salary, the employment agreements in effect through the first quarter of 2009 provided for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year (the “equity hurdle”). Mr. Petrello’s bonus was subject to a minimum of $700,000 per year. Effective April 1, 2009, that minimum payment was eliminated and the annual cash bonuses under Messrs. Isenberg’s and Petrello’s employment agreements were reduced to 2.25% and 1.5%, respectively, of Nabors’ net cash flow in excess of the equity hurdle. Mr. Petrello’s bonus formula will adjust to 2% of Nabors’ net cash flow in excess of the equity hurdle in the event he is appointed Chief Executive Officer. Messrs. Isenberg and Petrello voluntarily accepted lower cash bonuses than provided for under their employment agreements in light of their overall compensation package in 18 of the last 20 and 15 of the last 19 years, respectively.

For 2007, Mr. Isenberg’s employment agreement provided for a cash bonus in the amount of $69.7 million; however, he voluntarily agreed to reduce the amount of the bonus to $50.9 million and to receive that bonus in cash in the amount of $22.5 million, with the remainder in restricted stock vesting over a three-year period. For 2007, Mr. Petrello was entitled to a cash bonus in the amount of $24.4 million under his employment agreement; however, he voluntarily agreed to reduce the amount of the bonus to $22.7 million and to receive that bonus in cash in the amount of $10.7 million, with the remainder in restricted stock vesting over a three-year period. For 2008, Messrs. Isenberg and Petrello were entitled to cash bonuses in the amounts of $70.8 million and $23.1 million, respectively. They voluntarily agreed to accept a portion of their bonuses in restricted stock and stock option awards. Mr. Isenberg received his bonus in cash in the amount of $33.6 million, restricted stock having a value at the grant date of $28.4 million vesting over a three-year period, and stock options having a value at the grant date of $8.8 million. Half of the stock options granted to Mr. Isenberg vest over a period of two years; the remaining stock options vested immediately. Mr. Petrello received his bonus in cash in the amount of $6.5 million, restricted stock having a value at the grant date of $11.6 million vesting over a three-year period, and stock options having a value at the grant date of $5.0 million vesting immediately. For 2009, the annual cash bonuses for Messrs. Isenberg and Petrello pursuant to the formulas described in their employment agreements were $15.4 million and $4.9 million, respectively, for the first quarter of 2009 in accordance with the prior employment agreement provisions and $4.5 million and $3.0 million, respectively, for the second through fourth quarter of 2009 in accordance with the new employment agreements.

Messrs. Isenberg and Petrello are also entitled to participate in the Company’s Executive Plan. For each quarter Mr. Isenberg is employed beginning the second quarter of 2009, Nabors will credit $600,000 to his account under the plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation. For each quarter Mr. Petrello is employed from the second quarter of 2009 through the first quarter of 2019, Nabors will credit $250,000 to his account under the plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65, or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation. During 2009, the Company credited $1,800,000 and $750,000, respectively, to Messrs. Isenberg’s and Petrello’s accounts under the plan.

Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans, may participate in annual long-term incentive programs and pension and welfare plans on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board.

Termination in the event of death, disability, or termination without cause (including in the event of a change in control).  The new employment agreements provide for severance payments in the event that either Mr. Isenberg’s or Mr. Petrello’s employment agreement is terminated (i) upon death or disability, (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for cause, or (iii) by either individual for constructive termination without cause, each as defined in the respective employment agreements. Termination in the event of a change in control (as defined in the respective employment agreements) is considered a constructive termination without cause. Mr. Isenberg would be entitled to receive within 30 days of any such triggering event a payment of $100 million. Mr. Petrello would be entitled to receive within 30 days of his death or disability a payment of $50 million or, in the event of termination without cause or constructive termination without cause, three times the average of his base salary and annual bonus (calculated as though the bonus formula under the new employment agreement had been in effect) during the three fiscal years preceding the termination. If, by way of example, Mr. Petrello were terminated without cause subsequent to December 31, 2009, his payment would be approximately $45 million. The formula will be further reduced to two times the average stated above effective April 1, 2015.

The new employment agreements continue to provide that, upon his death, disability, termination without cause, or constructive termination without cause, the executive is entitled to receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors, including distribution of account balances under the Company’s Executive Plan. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $42 million and $19 million, respectively, as of December 31, 2009. The value of Mr. Isenberg’s unvested stock options was approximately $18 million as of December 31, 2009. Mr. Petrello did not have any unvested stock options as of December 31, 2009. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above.

Other Obligations.  In addition to salary and bonus, each of Messrs. Isenberg and Petrello receive group life insurance in an amount equal to his base salary (up to a limit of $1 million), various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Premium payments under the split-dollar life insurance policies were suspended in 2002 as a result of the adoption of the Sarbanes-Oxley Act. Under each executive’s new agreement, the Company’s only obligation with respect to the split-dollar life insurance policies is to make contributions during the term of the executive’s employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to the executive equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Governance Guidelines charge the Governance and Nominating Committee, which is comprised of all of the nonmanagement members of our Board (each of whom is independent), with reviewing any transaction between the Company and an officer or director to ensure its fairness to the Company and to determine its potential impact on the independence of any director involved. Our independence standards are set forth in our Governance Guidelines and described above under “Corporate Governance — Director Independence” on page 9.

During the fourth quarter of 2008, the Company entered into a transaction with Shona Energy Company, Inc. (“Shona”), a company in which Mr. Payne, an outside director of the Company, is chairman and chief executive officer. Shona offered all of its existing shareholders, including a subsidiary of the Company, the opportunity to purchase additional Shona common shares by subscribing for units (the “Common Units”), each consisting of one share of Shona common stock and a warrant to purchase an additional share of Shona common stock during the next five years, in proportion to each shareholder’s respective current share ownership in Shona. In addition, Shona shareholders were offered the opportunity to participate, up to their respective ownership proportions, in the purchase of additional Common Units to the extent that other shareholders of Shona did not fully subscribe for and purchase their proportionate share of the Common Units. The Company elected to participate in the Shona offering by way of both an initial subscription in proportion to its current equity interest and a more limited subscription under the overallotment option. As a result of the Company’s participation, it acquired 1,844,819 shares of Shona for an aggregate purchase price of $922,410. Its equity ownership percentage in Shona increased from 15.77% to 16.34%.

In the first quarter 2010, the Company entered into another transaction with Shona. Shona offered all existing shareholders an opportunity to acquire convertible preferred shares by subscribing for units (the “Preferred Units”), each consisting of one share of Shona Series A 10% convertible preferred stock and a warrant to purchase an additional 120 shares of Shona common stock during the next five years. Each current shareholder was entitled to subscribe to Preferred Units in proportion to its respective current share ownership in Shona, as well as to purchase additional Preferred Units to the extent that other shareholders of Shona did not fully subscribe for and purchase their proportionate share of the Preferred Units. The Company elected to subscribe for 9,950 Preferred Units, at an aggregate purchase price of $995,000, which represented less than its proportionate subscription right. As a result of this transaction, as well as a previous share issuance by Shona in which Nabors did not participate, the Company’s equity ownership percentage in Shona decreased to 11.12%, with all preferred shares counted on an as-converted basis.

The Governance & Nominating Committee reviewed each of these transactions and determined that they were conducted at arm’s length and did not impair Mr. Payne’s independence. Mr. Payne did not take part in the determinations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2009 was comprised of Messrs. Comfort, Payne, Schmidt (until his resignation on June 30, 2009), Sheinfeld, Whitman and Dr. Lombardi (beginning April 23, 2009), all independent directors. None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has any participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC’s proxy rules, except as disclosed in the preceding section, “Certain Relationships and Related-Party Transactions”,

with respect to Mr. Payne. No executive officer of Nabors serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

ITEM 2
APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION
OF THE AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor and to authorize the Audit Committee of the Board of Directors to set the independent auditor’s remuneration. PricewaterhouseCoopers or its predecessor has been our independent auditor since May 1987.

A representative from PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET THE AUDITOR’S REMUNERATION.

Preapproval of independent auditor services.  The Audit Committee preapproves all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by PricewaterhouseCoopers, the Company’s independent auditor. The Chairman of the Audit Committee may preapprove additional permissible proposed nonaudit services that arise between Committee meetings, provided that the decision to preapprove the service is presented for ratification at the next regularly scheduled committee meeting.

Independent Auditor Fees

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee preapproved 2009 and 2008 services.

	2009	2008

Audit Fees	$5,233,551	$5,855,437
Audit-Related Fees	20,177	36,167
Tax Fees	231,105	361,804
All Other Fees	—	—

Total	$5,484,833	$6,253,408

The Audit fees for the years ended December 31, 2009 and 2008, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and the audits of the Company’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit.

The Audit-Related fees for the years ended December 31, 2009 and 2008, respectively, include consultations concerning financial accounting and reporting standards.

Tax fees as of the years ended December 31, 2009 and 2008, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice.

They rendered no other professional services during 2009 or 2008.

ITEM 3
SHAREHOLDER PROPOSAL REGARDING PAY FOR SUPERIOR PERFORMANCE

The following shareholder proposal has been submitted to the Company for action by the Massachusetts Laborers’ Pension Fund, a holder of 6,090 shares, 14 New England Executive Park, Suite 200, Burlington, Massachusetts 01803. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Resolved:  That the shareholders of Nabors Industries Ltd. (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and nonfinancial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	The compensation plans for the CEO and President are determined by their employment agreements.

•	The company does not target executive compensation at any particular level relative to its peer group.

•	There is no upper limit on the annual incentive award for the CEO or President, as the award consists of a certain percentage of Company net cash flow.

•	For the other NEOs, annual incentive awards are discretionary; the executive does not have to achieve any particular performance targets in order to receive awards.

•	Long-term incentive awards are not performance-vested.

•	Stock options vest ratably over four years.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 3

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

Similar or identical shareholder proposals have been presented in four of the last five years and defeated each time. As we explained in prior years’ proxy statements, the Board agrees with the premise of this proposal, that “it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, the Board believes that the Company’s executive compensation system already meets this imperative and accordingly recommends that shareholders vote “AGAINST” this proposal.

The compensation of our Chief Executive Officer and Chief Operating Officer decreased significantly last year, largely due to the Compensation Committee’s renegotiation of their employment agreements on terms substantially more favorable to the Company than before. As discussed more fully in the “Compensation Discussion and Analysis” beginning on page 13 and in the section entitled “Employment Agreements” beginning on page 26, we believe that the compensation arrangements in the new agreements more closely align our compensation structure with market standards and performance goals, while still creating a meaningful incentive to the executives to sustain the high level of performance they have delivered over the past two decades.

Nabors’ compensation system is and has been market-competitive and performance-based for many years. For the Chief Executive Officer and the Chief Operating Officer, all but their current and deferred cash compensation is performance-based. A significant portion of that compensation takes the form of equity incentives issued at market value that vest over time, naturally aligning these executives’ interests with those of shareholders. If stock prices decline, stock options have no value, and restricted stock loses value. As discussed in more detail above in the “Compensation Discussion and Analysis”, we believe that our current compensation structure best incentivizes the executives to achieve strong financial performance and to deliver superior shareholder returns. Cash incentives tied to specific financial targets encourage strong financial performance year after year. With respect to equity grants, the time-vesting requirement, their current beneficial ownership of greater than a 10% equity interest in the Company, and the historical practice of our Chief Executive Officer and Chief Operating Officer to hold their equity awards through cyclical downturns, infrequently selling their shares or exercising their stock options, together provide a continuing incentive to these executives not only to achieve but to sustain superior performance over the long term.

Indeed, through the economic downturn of 2008, our Chief Executive Officer and Chief Operating Officer saw their equity holdings, the vast majority of which were acquired by voluntarily agreeing to take equity awards in lieu of cash compensation, decline in aggregate value by more than $200 million, which is greater than 50% of their 2007 year-end value. This is true notwithstanding the fact that these same executives produced compounded average growth rates during the periods they have held that equity at a rate that significantly outperforms the S&P 500. Over the approximately 20-year period since Mr. Isenberg became the Chief Executive Officer, the Company’s compounded annual growth rate has exceeded that of the S&P 500. The same has been true over the most recent 10-year period, as shown below.

	20 years	10 years

Nabors	13.5%	4.1%
S&P 500	5.8%	-2.6%

We further believe that implementing this proposal by setting incentive compensation targets “at or below peer group median” fails to achieve the proponent’s stated goal of correlating the level of pay (at or below average) with the desired level of corporate performance (above average to superior). We also believe it would severely impair our ability to attract, motivate and retain high-caliber executive talent. It is unlikely that offering to reward someone with only average or below-average pay would motivate them to deliver above-average results, much less provide an effective incentive either to attract or to retain them. This is particularly true for exceptional executive talent in a highly competitive market for top-performing individuals. Finally, with respect to our executives whose compensation is not governed by an employment contract, rigidly tying their compensation to the actions and performance of our competitors unduly limits the Compensation Committee’s flexibility to design and implement incentives which they determine in their business judgment are appropriate after considering all relevant factors.

Our Board recommends that you vote “AGAINST” this proposal.

ITEM 4
SHAREHOLDER PROPOSAL REGARDING AN ADVISORY RESOLUTION TO RATIFY
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following shareholder proposal has been submitted to the Company for action by The Nathan Cummings Foundation, a holder of 500 shares, 475 Tenth Avenue, 14th Floor, New York, NY 10017. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Resolved, that the shareholders of Nabors Industries Ltd. (“Nabors” or the “Company”) urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by Nabors’ management, to ratify the compensation of the named executive offices (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value. Those concerns have only increased in the current economic downturn.

A recent SEC rule, which received record support from investors, requires companies to disclose additional information about compensation and perquisites for top executives. In adopting this rule, the SEC made it clear that market forces, not the SEC, should provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation. By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, PAY WITHOUT PERFORMANCE 49 (2004))

Similarly, performance criteria submitted for shareholder approval that would allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Nabors’ board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote would, we think, provide Nabors with useful information about whether shareholders view the Company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 4

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

First, far from “mushrooming”, the Company’s executives saw their compensation significantly reduced in 2009. Second, it is unclear what it means for shareholders to ratify our compensation disclosure. Finally, we think such a policy is confusing and, ultimately, premature.

Our shareholders rejected a similar proposal in 2007. The Board continues to believe that an advisory vote is an ineffective mechanism for conveying meaningful opinions regarding executive compensation. The proposed advisory vote would benefit neither the Company nor its shareholders because it would not distinguish among the various elements of compensation and thus would not provide the Compensation Committee with specific and actionable input about pay decisions. An advisory vote would not communicate shareholder views of the merits, limitations or preferred enhancements of our executive compensation arrangements. Rather, an advisory vote would require the Committee to speculate about the meaning of shareholder approval or disapproval. A negative vote would not specify what aspect of the executive compensation package or program shareholders find objectionable. Even an affirmative vote would be unclear as to whether shareholders approve the levels of executive pay or overall compensation practices. Instead of encouraging shareholders to avail themselves of Nabors’ direct communication policy, this proposal advocates substituting a narrower, more confusing and less effective mechanism.

Shareholders already have an effective mechanism for influencing executive compensation which the proponent has not utilized. Shareholders may contact directly any of our Company’s directors, the Lead Director, a committee of the Board (including the Compensation Committee), the Board’s nonemployee directors as a group or the Board generally by writing to them (see “Shareholders and Interested Parties Communications with the Board” on page 9 of this proxy statement). Direct communications between shareholders and the Board allow shareholders to voice specific observations or concerns and to communicate clearly and effectively with the Board. An advisory vote does not provide that level of communication. The Board demonstrated its responsiveness to shareholder concerns in its 2009 renegotiation of executive employment contracts. The two aspects of executive compensation identified by shareholders as presenting the most concern were tax gross-ups and death benefits. The new employment agreements address both concerns by eliminating the former and significantly curtailing the latter. More recently, the Board adopted a policy that it would not grant additional death benefits to executives other than those generally available to other employees, such as group life insurance. An advisory vote simply is not necessary or helpful to enable effective shareholder communication.

An advisory vote is not a substitute for the informed judgment of independent directors. In accordance with the rules of the NYSE, the Compensation Committee operates under a written charter adopted by the Board and is responsible for approving compensation awarded to the Company’s executive officers, including the Chief Executive Officer and the other named executive officers. Each Committee member satisfies the independence requirements of both the Company and the NYSE. The Committee takes very seriously its fiduciary duty to oversee executive compensation programs that are designed to promote long-term shareholder value. The Committee’s work is complex and time-consuming. It involves analysis of both public and confidential information, including competitively sensitive strategic and operational information. It also involves consultation with independent consultants as appropriate. Any vote by shareholders would necessarily be based on less information and analysis and therefore could not adequately substitute for the fully informed judgment of the independent directors. Our Board believes that our compensation practices and programs serve the interests of shareholders by resulting in compensation that is performance-based (as discussed in the Compensation Disclosure and Analysis section beginning on page 15 of this proxy statement) and by enabling the Company to hire and retain the best executives and motivate those executives to contribute to our future success.

Adoption of the proposal could put our Company at a competitive disadvantage and negatively impact shareholder value by impeding our ability to recruit and retain critical personnel. Our Company operates in an intensely competitive environment, and our success is closely correlated with the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. Adoption of an advisory vote could lead to a perception among our talent and the talent for which we compete that compensation opportunities at our Company may be limited, especially as compared with opportunities at companies that have not adopted this practice, and may impede our ability to recruit and retain critical personnel.

Finally, in light of the current legislative landscape related to executive compensation, the Board believes that implementing any type of advisory vote would be premature. The United States Congress is considering legislation to make some type of advisory vote mandatory for all companies publicly traded on a U.S. exchange. The passage and content of such a law are uncertain. If and when legislation is passed, the Board will be in a better position to evaluate the best course of action for the Company in accordance with the law. Pending resolution of the legislative debate, the Board believes implementation of an advisory vote is inadvisable.

Our Board recommends that you vote “AGAINST” this proposal.

ITEM 5
SHAREHOLDER PROPOSAL TO ADOPT A BYE-LAW PROVIDING THAT
THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

The following shareholder proposal has been submitted to the Company for action by the AFSCME Employees Pension Plan, a holder of 2,030 shares, 1625 L Street NW, Washington, DC 20036. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Resolved, that the shareholders of Nabors Industries (“Nabors” or the “Company”) urge the board of directors (the “Board’’) to adopt a bylaw providing that the Chairman of the Board shall be a director who is independent from Nabors. The bylaw’s definition of independence should provide that a director is not “independent” if he or she:

(a) in the last five years has been (i) employed by the Company; (ii) employed by, served as a director of or has had a five percent or greater equity interest in an entity that makes payments to or receives payments from the Company and either: (A) such payments account for one percent or more of the entity’s or the Company’s consolidated gross revenues in any single fiscal year; or (B) if the entity is a debtor or creditor of the Company, the amount owed exceeds one percent of the Company’s or entity’s assets; (iii) an employee or director of a foundation, university or other non-profit organization that receives donations from the Company, or the director has been a direct beneficiary of any donations to such an organization; or (iv) part of an interlocking directorate in which the CEO or other employee of the Company serves on the board of an entity employing the director; or

(b) in the past five years has provided consulting or other services to the Company or an executive officer of the Company; or

(c) is the parent, child, sibling, aunt, uncle or cousin of someone described in any of the subsections in (a) or (b) above.

The bylaw should provide that if the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within 60 days of such determination. Compliance with the bylaw should be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman. The bylaws should apply prospectively so as not to violate any existing contractual obligation.

Supporting Statement

Nabors’ CEO, Eugene Isenberg, also serves of chairman of the Company’s board of directors. As Intel former chairman Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” Also, in our view, these roles require different skills and temperaments. We believe that independent board leadership would be particularly constructive at Nabors, where Mr. Isenberg has served in both positions since 1987.

We urge shareholders to vote for this proposal.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separated, is properly the responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. As such, they are in the best position to evaluate the needs of the Company and to determine how to organize the capabilities of the directors and senior managers to meet those needs. A binding, proscriptive Bye-law amendment such as is set forth in the proposal would unnecessarily restrict the Board’s flexibility to structure the Board’s composition and leadership as it deems appropriate to best serve the interests of shareholders.

The Company’s corporate governance structure, including the composition of the Board, its committees, and the appointment of a Lead Director, already provides effective independent oversight of management. Five of our seven directors are independent under NYSE rules and our director independence standards, and four of the standing Board committees are comprised solely of independent directors. The Board and its committees each meet in executive session on a regular basis without the presence of management, and all Board members have complete access to management and outside advisors. The Board has had a Lead Director since 2003. The Lead Director must be an independent director under our director independence standards, which include the NYSE rules. The Lead Director has clearly defined responsibilities, including approving Board meeting agendas with the Chairman of the Board and CEO, calling and chairing meetings of nonmanagement directors, chairing the Risk Oversight Committee, and facilitating communication between the Board and senior management. The Board’s effective committee structure and full Board operations, including the independent Lead Director, allow the nonmanagement directors to carry out the fiduciary responsibilities entrusted to them by shareholders to provide proper oversight of management. The Board does not believe that mandating an independent Chairman is necessary to achieve effective independent oversight. The Board may choose to appoint an independent Chairman at some point if it deems it appropriate. In the meantime, the Board believes that the most effective leadership structure for the Company at present is for Mr. Isenberg to serve as both Chairman and CEO and for Mr. Whitman to serve as Lead Director.

Finally, the proponent does not indicate whether shareholders would be well served by its proposal; it simply advocates change. The proposal’s premise, that the chairman controls the Board, is simply wrong and denigrates the role of the other directors. The Board reports to the shareholders. The Chairman is on the Board, but he does not constitute a quorum and cannot force any Board action. Although the Chairman plays an important role in shaping Board agendas and is occasionally delegated Board authority in certain matters to ease administrative burdens, any Board member may raise an agenda item or proposal, and a majority vote of the Board is required for any Board action. Each of our directors is fully versed on his role as an independent director and, where applicable, committee chairman. In addition to the orientation they receive upon appointment to our Board, our directors undergo regular training with respect to their roles and obligations, and each holds a Certificate of Director Education from the National Association of Corporate Directors. The proponent does not cite any examples of ineffective oversight of management arising from Mr. Isenberg’s dual service for the past 23 years. To the contrary, during Mr. Isenberg’s tenure as Chairman and Chief Executive Officer, the Company has delivered strong shareholder value by regularly outperforming the S&P 500.

Our Board recommends that you vote “AGAINST” this proposal.

ITEM 6
SHAREHOLDER PROPOSAL TO REQUIRE
ALL DIRECTORS TO STAND FOR ELECTION ANNUALLY

The following shareholder proposal has been submitted to the Company for action by the Connecticut Retirement Plans & Trust Funds, a holder of 59,824 shares, 55 Elm Street, Hartford, Connecticut 06106. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote ‘‘Against” this Proposal. The text of the proposal follows:

Resolved, that shareholders of Nabors Industries Ltd. (“Nabors”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Nabors’ board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

Supporting Statement

We believe the election of directors is the most powerful way shareholders influence Nabors’ strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe declassifying the board will destabilize Nabors or affect the continuity of director service.

Academic studies provide strong evidence that classified boards harm shareholders. A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” — a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification — doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards cost target shareholders $8.3 billion during that period.

A growing number of shareholders appear to agree with our concerns. In 2009, 43 came to a vote, averaging 68% support. (Georgeson, 2009 Annual Corporate Governance Review at 20.) Also in 2009, management at 29 companies sought shareholder approval for proposals to declassify their boards. (Id. at 42.)

In our view, fostering greater accountability to shareholders is particularly important at Nabors, where recent compensation decisions by the board have not been in shareholders’ best interests. As RiskMetrics Group noted in its 2009 analysis, both CEO Eugene Isenberg and President/Chief Operating Officer Anthony Petrello receive quarterly guaranteed deferred compensation payments, which undermine the pay/performance relationship. In addition, both Isenberg and Petrello’s employment agreement contain single-trigger change in control arrangements, which allow the executives to voluntarily quit and be entitled to severance payments.

We urge shareholders to vote for this proposal.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

The Governance & Nominating Committee, comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s current classified board structure. Most recently, the Committee engaged in a comprehensive review of the Company’s governance model and practices and implemented a governance action plan that raised the Company’s global governance rating, as determined by Governance Metrics International, from 6.5 to 8.5 on a 10-point scale, moving it significantly above its industry peers rated on the same bases. In this recent review and in connection with its review of this shareholder proposal, the Committee considered the history of the classified board system, the current industry environment and the arguments advanced by the proponent. After careful consideration, the Committee concluded that the continuity and quality of leadership that results from a classified board creates long-term shareholder value and is in the best interests of the Company and its shareholders.

The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company, while allowing for the introduction of new directors as appropriate. The Board believes that this continuity and stability is critical because it:

•	creates a more experienced board that is better able to make fundamental strategic decisions for the Company;

•	enables us to better focus on the development, refinement and execution of long-range strategic planning, free from the inherent dangers of abrupt changes in course based upon short-term objectives;

•	assists us in attracting director candidates who are willing to make longer-term commitments to the Company; and

•	allows new directors to benefit from the historical perspective of continuing directors.

The Board believes that continuity and stability are particularly important at a time of adverse market conditions in our industry because they ensure that our Company will have the benefit of experienced directors who are well versed in the complex issues we face.

Electing directors to three-year terms enhances the independence of nonmanagement directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Board believes that the ability to replace the entire board at a single meeting undercuts director independence, the cornerstone of good corporate governance.

A classified board also enhances our ability to negotiate the best results for our shareholders in the event of an unsolicited takeover proposal. Our current board structure gives our Board the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and ultimately to negotiate the best possible result for our shareholders. Absent a classified board, a potential acquirer could gain control of the company by replacing a majority of the Board with its own slate of nominees at a single annual general meeting and without paying an appropriate premium to the shareholders.

Our Board recommends that you vote “AGAINST” this proposal.

CODE OF ETHICS

All of our employees, including our Chief Executive Officer, our principal financial and accounting officer and other senior officials, are required to abide by our Code of Business Conduct to ensure that Nabors’ business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct that apply to our principal executive officer or our principal financial and accounting officer. A copy of the Code of Business Conduct is available in print without charge to any shareholder that requests a copy. Direct requests to the Corporate Secretary and deliver them in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nabors’ directors and executive officers, and persons who own more than 10% of a registered class of Nabors’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish Nabors with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2009 and Form 5 and amendments thereto furnished to us with respect to 2009, and written representations that no other reports were required, all Section 16(a) filings required to be made by Nabors’ officers, directors and greater-than-10% beneficial owners with respect to 2009 were timely filed except that Mr. Andrews filed one Form 4 late with respect to a single stock option award that occurred in March 2009.

SHAREHOLDER MATTERS

Bermuda has exchange controls which apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2011 annual general meeting of shareholders must submit their proposals and their proposals must be received at our principal executive offices no later than January 3, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-laws, in order to be properly brought before the 2011 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on the cover page of this proxy statement or by mail at P.O. Box HM3349, Hamilton, HMPX, Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s meeting (provided, however, that if the 2011 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 3, 2011 and no later than April 2, 2011.

OTHER MATTERS

The Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

Costs of Solicitation.  We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to solicit proxies on behalf of the Board of Directors at an estimated cost of $9,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians, and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Financial Statements.  The financial statements for the Company’s 2009 fiscal year will be presented at the meeting.

NABORS INDUSTRIES LTD.

Mark D. Andrews
Corporate Secretary

Dated: April 30, 2010

PROXY
NABORS INDUSTRIES LTD.
This Proxy is Solicited on Behalf of the Board of Directors
The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 2, 2010 at Nabors’ annual general meeting of shareholders to be held on June 1, 2010 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.
1.	ELECTION OF DIRECTORS: Election of two Class I directors of Nabors to serve until the 2013 annual general meeting of shareholders or until their respective successors are elected and qualified.

Nominees: John V. Lombardi and James L. Payne

2.	APPOINTMENT OF THE INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditor and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.

3.	SHAREHOLDER PROPOSAL: Shareholder Proposal to adopt a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.

4.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding an advisory resolution to ratify the compensation of the named executive officers.

5.	SHAREHOLDER PROPOSAL: Shareholder Proposal to adopt a Bye-law providing that the chairman of the board be an independent director.

6.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding the requirement that all directors stand for election annually.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITOR AND AGAINST THE FOUR SHAREHOLDER PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
SEE REVERSE
SIDE

☑      Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Directors John V. Lombardi James L. Payne	FOR ☐	WITHHOLD ☐	2.	Appointment of Pricewaterhouse Coopers LLP as independent auditor and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.	FOR ☐	AGAINST ☐	ABSTAIN ☐
For, except vote withheld from the following nominee(s):

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4, 5 AND 6. PROXIES WILL BE VOTED “AGAINST” THESE PROPOSALS UNLESS OTHERWISE INSTRUCTED.

3.	Shareholder Proposal to adopt a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐	4.	Shareholder Proposal regarding an advisory resolution to ratify the compensation of the named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Shareholder Proposal to adopt a Bye-law providing that the chairman of the board be an independent director.	FOR ☐	AGAINST ☐	ABSTAIN ☐	6.	Shareholder Proposal to require all directors to stand for election annually.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.
NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed, addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person

Signature	Date

Signature	Date